Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

TKH GROUP N.V.,

OHIO MERGER SUBSIDIARY, INC.

and

OPTELECOM-NKF, INC.

November 10, 2010

i

3.25	Customers and Suppliers	34
3.26	Books and Records	35
3.27	Product and Service Warranties	35

Article IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY		35
4.1	Organization	35
4.2	Authorization of Agreement	36
4.3	Approvals	36
4.4	No Violation	36
4.5	Financing	37
4.6	Information Supplied	37
4.7	Ownership	37
4.8	Brokers	37

Article V. COVENANTS		37
5.1	Affirmative Covenants	37
5.2	Negative Covenants	38
5.3	No Solicitation	41
5.4	Notices of Certain Events; Consultation	44
5.5	Director and Officer Liability	44
5.6	Access and Information	45
5.7	Proxy Statement	45
5.8	Meeting of the Company’s Stockholders	46
5.9	Efforts	47
5.10	Public Announcements	48
5.11	Stock Exchange De-listing	48
5.12	Defense of Litigation	48
5.13	State Takeover Statutes	48
5.14	Employee Matters	49
5.15	Rule 16b-3	49
5.16	Director Resignation	50
5.17	Draka Note Agreement Payoff	50

Article VI. CONDITIONS TO THE MERGER		50
6.1	Conditions to the Obligations of Each Party	50
6.2	Conditions to Obligations of Parent and Merger Subsidiary to Effect the Merger	50
6.3	Conditions to Obligations of the Company to Effect the Merger	52
6.4	Frustration of Closing Conditions	52

Article VII. TERMINATION		52
7.1	Termination	52
7.2	Effect of Termination	54
7.3	Termination Fees; Expenses	55

Article VIII. MISCELLANEOUS		57

ii

8.1	Survival of Representations and Warranties and Agreements	57
8.2	Notices	57
8.3	Amendments; No Waivers	58
8.4	Successors and Assigns	58
8.5	Governing Law, Jurisdiction, Etc.	59
8.6	Counterparts; Effectiveness	59
8.7	Entire Agreement	60
8.8	Headings	60
8.9	Severability	60
8.10	WAIVER OF JURY TRIAL	60
8.11	Remedies Cumulative; Specific Performance	60
8.12	Limitations on Warranties	61

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of November 10, 2010, by and among TKH GROUP N.V., a company organized and existing under the laws of the Netherlands (“Parent”), OHIO MERGER SUBSIDIARY, INC., a Delaware corporation and indirect, wholly-owned subsidiary of Parent (“Merger Subsidiary”), and OPTELECOM-NKF, INC., a Delaware corporation (the “Company”).

RECITALS:

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it to be advisable, to enter into this Agreement providing for the merger of Merger Subsidiary with and into the Company upon the terms and subject to the conditions set forth herein (the “Merger”), with the Company to continue as the surviving corporation of the Merger in accordance with the DGCL (as defined below) and to become an indirect, wholly-owned subsidiary of Parent, (b) approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby in accordance with the DGCL upon the terms and subject to the conditions set forth herein, and (c) resolved to recommend that the stockholders of the Company approve and adopt this Agreement and approve the consummation of the Merger pursuant to this Agreement in accordance with the DGCL;

WHEREAS, the Boards of Directors of Parent and Merger Subsidiary have (a) declared it advisable to enter into this Agreement and consummate the Merger, and (b) approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby in accordance with the DGCL upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger as set forth herein; and

WHEREAS, concurrently herewith Parent is entering into a voting agreement (collectively, the “Voting Agreements”) with each director and executive officer of the Company.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Subsidiary and the Company hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions.When used in this Agreement, the following terms in all of their tenses and cases shall have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

“Acquisition Proposal” means any inquiry, contract, proposal or offer (whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to, or involving or that is reasonably likely to lead to any of the following (other than the transactions contemplated by this Agreement or the Merger): (a) any merger, share exchange, exchange offer, tender offer, recapitalization, consolidation or other business combination directly or indirectly involving the Company or any of its Subsidiaries, (b) the acquisition in any manner, directly or indirectly, of assets (including the securities of any Subsidiary of the Company) that generate 15% or more of the Company’s consolidated net revenues or net income or assets representing 15% or more of the book value of the assets of the Company and its Subsidiaries, taken as a whole, in each case in a single transaction or a series of related transactions, (c) any proposal for the issuance by the Company of 15% or more of Company Common Stock, (d) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 15% or more of the total outstanding voting securities of the Company whether in a single transaction or series of related transactions, or (e) any liquidation or dissolution of or any extraordinary dividend, whether of cash or other property, by the Company.

“Affiliate” means, when used with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Affiliate Transaction” shall have the meaning set forth in Section 3.20.

“Agreement” shall have the meaning set forth in the opening paragraph.

“Authorization” shall mean any and all permits, licenses, authorizations, franchises, orders, certificates, registrations or other approvals granted by any Governmental Authority.

“Board of Directors” means, with respect to any Person, the board of directors or other governing body of such Person.

“Book-Entry Shares” shall have the meaning set forth in Section 2.8(b).

“Business Day” means any day, other than Saturday, Sunday or a United States federal holiday, and shall consist of the time period from 12:01 a.m.  through 12:00 midnight Eastern time; provided that for purposes of Article II, “Business Day” as it relates to time periods prescribed under the Securities Act or the Exchange Act shall have the meaning given to such term in Rule 14d-1(g)(3) of the Exchange Act.

“Bylaws” means, with respect to any Person, the bylaws of such Person in effect on the date hereof unless the context otherwise requires.

“Certificate of Incorporation” means, with respect to any Person, the certificate of incorporation or articles of incorporation, as applicable, of such Person in effect on the date hereof unless the context otherwise requires.

“Certificate of Merger” shall have the meaning set forth in Section 2.1(b).

“Certificates” shall have the meaning set forth in Section 2.8(b).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall have the meaning set forth in Section 3.13(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and Regulations promulgated thereunder.

“Company” shall have the meaning set forth in the opening paragraph.

“Company Approvals” shall have the meaning set forth in Section 3.5.

“Company Benefit Plan” shall mean, with respect to the Company or any Affiliate, (i) any employee pension benefit plan as defined in Section 3(2) of ERISA, (ii) any employee welfare benefit plan (whether or not insured) as defined in Section 3(1) of ERISA, (iii) any plan that would be an employee pension benefit plan or employee welfare benefit plan if it were subject to ERISA, such as a foreign plan or a plan for directors, or (iv) any plan, agreement, program or policy (whether formal or informal, written or oral) providing compensation or benefits to, or in respect of,  any present or former directors, officers, employees, agents, consultants or other similar service providers that is or was sponsored, maintained or contributed to by the Company or any Affiliate at any time (including, without limitation, any equity or equity-based, severance, retention, employment, vacation, holiday, sick leave, change-in-control, deferred compensation, bonus, commission, incentive or similar arrangements) with respect to which the Company or any Subsidiary has any direct or indirect actual or contingent liability or obligation.

“Company Common Stock” shall mean the issued and outstanding shares of common stock, par value $0.03 per share, of the Company.

“Company Disclosure Documents” shall have the meaning set forth in Section 3.23(a).

“Company Employees” shall mean the individuals who are employees of the Company or a Subsidiary of the Company immediately prior to the Effective Time.

“Company Material Adverse Effect” shall mean a Material Adverse Effect on the Company; provided, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect: (i) any change or effect resulting from changes in general economic, regulatory or business conditions in the United States or elsewhere in the world or in world capital markets, including changes in interest or exchange rates, (ii) any change in general economic conditions that affect the industries in which the Company and its Subsidiaries conduct their business, (iii) any outbreak of hostilities or war (whether or not declared and including acts of terrorism), natural disasters or other force majeure events, in each case in the United States or elsewhere in the world, (iv) any change in the trading prices or trading volume of the Company Common Stock (unless due to a circumstance which would separately constitute a Company Material Adverse Effect), (v) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other applicable Law of or by any national, regional, state or local Governmental Authority in the United States or elsewhere in the world, (vi) any changes in GAAP or accounting standards or interpretations thereof or (vii) any change or effect resulting from the announcement or pendency of this Agreement or the Merger, except, in the cases of clauses (i), (ii), (iii), (v) and (vi) above, to the extent such occurrence  has a disproportionate adverse effect on the Company relative to other similarly situated participants in the industries in which the Company operates.

“Company Stock Option” shall have the meaning set forth in Section 2.9(a).

“Company Stock Plans” shall mean the Company’s (i) 2008 Stock Incentive Plan, (ii) 2002 Stock Option Plan, (iii) 2001 Directors Stock Option Plan, (iv) Employee Stock Purchase Plan and (v) any other arrangement providing share-based compensation, each as amended through the date hereof.

“Company RSU” shall have the meaning set forth in Section 2.9(b).

“Company’s Consolidated Balance Sheet” shall mean the consolidated balance sheet of the Company as of December 31, 2009 included in the Company’s Consolidated Financial Statements.

“Company’s Consolidated Financial Statements” shall mean the audited consolidated balance sheets of the Company and its Subsidiaries at December 31, 2008 and 2009 and the related consolidated statements of operations, stockholders’ equity, cash flows and comprehensive income (loss) for the fiscal years ended December 31, 2007, 2008 and 2009, together with the notes thereto and included in the Company Current Year’s SEC Reports.

“Company’s Disclosure Letter” shall mean a letter of even date herewith delivered by the Company to Parent prior to the execution of this Agreement which identifies (i) exceptions to the Company’s representations and warranties contained in Article III and (ii) the other matters set forth therein.

“Confidentiality Agreement” shall mean that certain confidentiality agreement between Parent and the Company, dated January 25, 2010.

“Control” (including the terms “controlled,” “controlled by” and “under common control with”) means (except where another definition is expressly indicated) the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other voting securities or as trustee or executor, by contract or credit arrangement or otherwise.

“Court” shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof.

“Current Year’s SEC Reports” of a Person shall mean SEC Reports filed or required to be filed by such Person since December 31, 2009.

“Delaware Secretary of State” shall have the meaning set forth in Section 2.1(b).

“Demand Notice” shall have the meaning set forth in Section 2.10(a).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Disbursing Agent” shall have the meaning set forth in Section 2.8(a).

“Dissenting Shares” shall have the meaning set forth in Section 2.10(a).

“Draka” shall have the meaning set forth in Section 3.24.

“Draka Note Agreement” shall have the meaning set forth in Section 3.24.

“Effective Time” shall have the meaning set forth in Section 2.1(b).

“End Date” shall have the meaning set forth in Section 7.1(b)(i).

“Environmental Law or Laws” shall mean any and all Laws pertaining to public health and welfare or the environment currently in effect, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Solid Waste Disposal Act, 42 U.S.C. § 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Endangered Species Act, 16 U.S.C. § 1531 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; Atomic Energy Act, 42 U.S.C. § 2014 et seq.; Nuclear Waste Policy Act, 42 U.S.C. § 10101 et seq.; and their state and local counterparts or equivalents, all as amended from time to time, and regulations issues pursuant to any of those statutes.

“Equity Securities” shall mean, with respect to a specified Person, any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, such Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the Regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity or trade or business (whether or not incorporated), other than the Company, that together with the Company is considered under common control and is currently treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

“Exchange Fund” shall have the meaning set forth in Section 2.8(a).

“Expenses” shall have the meaning set forth in Section 7.3(b).

“GAAP” shall mean accounting principles generally accepted in the United States as in effect from time to time applied on a consistent basis.

“Governmental Authority” shall mean any governmental agency or authority (including a Court) of the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers.

“Hazardous Materials” shall mean any substance, pollutant, contaminant, material, or waste, or combination thereof, whether solid, liquid, or gaseous in nature, subject to regulation, investigation, control, or remediation under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Solid Waste Disposal Act, 42 U.S.C. § 6901, et seq., and their state and local counterparts or equivalents, all as amended from time to time, and regulations issued pursuant to any of those statutes.

“Intellectual Property” shall mean the following: (a) trademarks, service marks, trade names, logos, trade dress, and all registrations and applications therefor, and the good will symbolized thereby; (b) copyrights, copyright registrations and applications therefor, works of authorship in any media (including print and electronic), mask works, proprietary software and software programs, and all other rights corresponding thereto throughout the world; (c) domain names, uniform resource locators and other names and locators associated with the Internet; (d) patents and applications therefor and all reissues, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (e) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, know-how and proprietary and/or confidential information; (f) industrial designs and any registrations and applications therefor, and (g) the right to recover for damages and profits for past and future infringements and misappropriations of any part of the foregoing and the right to sue for and recover the same throughout the world.

“Interim Period” shall have the meaning set forth in Section 5.1.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean, (i) with respect to the Company, the actual knowledge after due inquiry of the executive officers listed in Section 1.1 of the Company’s Disclosure Letter, and (ii) with respect to Parent, the actual knowledge after due inquiry of any executive officer of Parent.

“Law” shall mean all laws, statutes, ordinances and Regulations of the United States, any state of the United States, any foreign country, any foreign state and any political subdivision thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

“Lien” shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Laws of any jurisdiction.

“Material Adverse Effect” shall mean with respect to a specified Person, any fact, change, effect, event, circumstance, development or occurrence that has, or would be reasonably expected to have, a material adverse effect on the business, assets, properties, liabilities or obligations, operations, results of operations or condition (financial or otherwise) of the Person and its Subsidiaries, taken as a whole, or on the ability of the Person to perform in a timely manner its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

“Material Contract” shall mean each contract, lease, indenture, agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party (except for customer purchase orders issued to the Company in the ordinary course of business for an amount not in excess of $50,000 and which are subject to the Company’s standard terms and conditions of sale), or to which any of the assets or operations of the Company or any of its Subsidiaries is subject that (a) is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Paragraph (2), (4) or (10) of Item 601(b) of Regulation S-K under the Securities Act if such a registration statement were to be filed by the Company under the Securities Act on the date of determination, or (b) is described below:

(1)           any collective bargaining agreement or other contract with any labor union, collective bargaining representative, works council, or other form of employee representative;

(2)           any contract, agreement or understanding limiting or restricting the freedom of the Company or any of its Subsidiaries (A) to engage in any line of business, (B) to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset, (C) to compete with any Person, or (D) to engage in any business or activity in any geographic region;

(3)           any lease or similar agreement under which the Company or any of its Subsidiaries is the lessor of, or makes available for use by any third Person, any tangible personal property owned by the Company or any of its Subsidiaries for an annual rent in excess of $20,000, in each case;

(4)           any contract, agreement, understanding or instrument relating to any outstanding loan or advance by the Company or any of its Subsidiaries to, or investment by the Company or any of its Subsidiaries in, any Person (excluding trade receivables and advances to employees for normally incurred business expenses each arising in the ordinary course of business consistent with past practice);

(5)           any partnership, joint venture or profit sharing agreement with any Person, which partnership, joint venture or profit sharing agreement generated revenues during its most recently completed fiscal year or is expected to generate net revenues to the Company or its Subsidiaries during the current fiscal year of $20,000 or more;

(6)          any employment or consulting agreement , contract or commitment between the Company or any of its Subsidiaries and any employee, officer, director or consultant thereof that involves or could reasonably be expected to involve aggregate payments in excess of $20,000 in any twelve (12) month period;

(7)           any contract, agreement or understanding relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of assets having a book value or fair market value in excess of $20,000, except for the disposition or the acquisition of inventory or supplies in the ordinary course of business consistent with past practice;

(8)           contracts, agreements or understandings relating to any outstanding commitment for capital expenditures in excess of $20,000;

(9)           contracts, agreements or understandings containing provisions applicable upon a change of control of the Company or any of its Subsidiaries;

(10)         contracts, agreements or understandings with present or former directors or officers;

(11)         confidentiality or standstill agreements with any Person that restrict the Company or any of its Subsidiaries in the use of any information or the taking of any actions that were entered into in connection with the consideration by the Company or any of its Subsidiaries of any material acquisition of assets or Equity Securities;

(12)         any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit involving amounts in excess of $20,000, except for trade payables incurred in the ordinary course of business consistent with past practice;

(13)         except for contracts, agreements or understandings the subject matter of which are subject to any of the clauses (1) through (12) above, any contract, agreement or understanding involving payments by or to the Company or any of its Subsidiaries in excess of $20,000 (except for customer purchase orders issued to the Company in the ordinary course of business for an amount not in excess of $50,000 and which are subject to the Company’s standard terms and conditions of sale); and

(14)         any other agreement which is material to the Company and its Subsidiaries taken as a whole.

“Material Customer” shall have the meaning set forth in Section 3.25.

“Material Supplier” shall have the meaning set forth in Section 3.25.

“Merger” shall have the meaning set forth in the recitals.

“Merger Subsidiary” shall have the meaning set forth in the opening paragraph.

“Net Worth” shall mean the Stockholders’ Equity as presented as a line item in the Company’s unaudited consolidated monthly financial statements as of the end of the month prior to the month in which the Closing Date falls. The Company’s unaudited consolidated monthly financial statements and Stockholders’ Equity reflected therein shall, except as provided in clauses (i), (ii) and (iii) below, be prepared in conformity with GAAP using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s Consolidated Financial Statements, as if such statements were being prepared as of a fiscal year end. The Stockholders’ Equity line item amount in the Company’s unaudited consolidated monthly financial statements described above shall be certified by the Company’s Chief Financial Officer as true and correct as of that date. For the purposes of calculating Net Worth under this definition, (i) the unaudited consolidated monthly financial statements shall be prepared based on the Euro/dollar exchange rate of 1.3612, (ii) all of the Company’s costs and expenses related to the transactions contemplated by this Agreement, incurred since September 30, 2010,  including all fees and costs payable to the Company’s financial advisors, accountants, investment bankers and legal counsel, shall be excluded for purposes of such calculation provided, that, for the avoidance of doubt, fees and costs payable to the Company’s financial and tax advisors, accountants, investment bankers and legal counsel, related to the filing or amending of any tax returns shall not be so excluded, and (iii) any adjustments or changes to the Company’s Shareholders Equity resulting from and related to the Draka Note Agreement and the settlement thereof pursuant to Section 5.17 shall be excluded for purposes of such calculation and as a result and for the avoidance of doubt, for the purposed of this calculation, the Short Term Debt/Current Portion of Long Term Debt shall be held constant at US$ 12.329 million.

“Option Consideration” means the excess, if any, of the Per-Share Merger Consideration over the per share exercise price of the applicable Company Stock Option immediately prior to the Effective Time.

“Order” shall mean any judgment, order, writ, injunction, award or decree of any Court or other Governmental Authority.

“Parent” shall have the meaning set forth in the opening paragraph.

“Parent Approvals” shall have the meaning set forth in Section 4.3.

“Parent Material Adverse Effect” shall mean a Material Adverse Effect on Parent.

“Parent Plans” shall have the meaning set forth in Section 5.14(a).

“Per-Share Merger Consideration” shall have the meaning set forth in Section 2.7(b).

“Permitted Liens” shall mean:

(a)           Liens associated with obligations reflected in the Company’s Consolidated Balance Sheet;

(b)           Liens for current Taxes or assessments not yet delinquent;

(c)          Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action; and

(d)           Liens for carriers, warehousemen, mechanics and materialmen.

“Person” shall mean (a) an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Governmental Authority, or (b) any “person” for purposes of Section 13(d)(3) of the Exchange Act.

“Proxy Statement” shall have the meaning as set forth in Section 3.23(a).

“Regulation” shall mean any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization, such as the Stock Exchange.

“Release” shall have the meaning specified in CERCLA for “release;” provided, however, that, to the extent the Laws of the state or locality in which the property is located establish a meaning for “release” that is broader than that specified in either CERCLA, such broader meaning shall apply.

“Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, financing sources, investment bankers, agents, advisors, controlling persons and other representatives of Parent, its Affiliates and its Subsidiaries, or the Company, its Affiliates and its Subsidiaries.

“Required Company Vote” shall have the meaning as set forth in Section 3.4(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the Regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” shall mean (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents required to be filed by a specified Person with the SEC pursuant to the Securities Act or the Exchange Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

“Shares” shall mean all of the issued and outstanding shares of Company Common Stock.

“Standstill Agreement” shall have the meaning set forth in Section 5.3(b).

“Stock Exchange” shall mean The Nasdaq Capital Market.

“Stockholders Meeting” shall have the meaning set forth in Section 5.8.

“Subsidiary” of a specified Person shall be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of or otherwise elect a majority of the Board of Directors of such corporation or other legal entity or of which the specified Person controls the management.

“Superior Proposal” means a bona fide written Acquisition Proposal made by a third party (and that was not solicited in violation of this Agreement) to acquire all or substantially all of the outstanding voting securities of the Company or all or substantially all of the consolidated assets of the Company and its Subsidiaries, in each case pursuant to a merger, share exchange, exchange offer, tender offer, consolidation, other business combination or asset sale, on terms which the Board of Directors of the Company determines in good faith (after consultation with the Company’s outside legal and financial advisors), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making such proposal, that such proposal (a) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the Shares than the transactions contemplated by this Agreement (after taking into account any modifications to the terms of this Agreement offered by Parent and Merger Subsidiary), (b) contains conditions which are all reasonably capable of being satisfied in a timely manner, and (c) is for consideration consisting exclusively of cash and/or publicly-traded securities (and is not subject to any financing contingency, or to the extent financing for such proposal is required, that such financing is then committed and will not be a condition to the consummation of the proposed transaction as set forth in a final definitive agreement relating thereto).

“Surviving Bylaws” shall have the meaning set forth in Section 2.4.

“Surviving Charter” shall have the meaning set forth in Section 2.3.

“Surviving Corporation” shall have the meaning set forth in Section 2.1(a).

“Tax” or “Taxes” shall mean all taxes of any kind whatsoever, including income taxes, ad valorem taxes, excise taxes, withholding taxes, social security taxes, stamp taxes, value added taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property (tangible and intangible), environmental, production/severance, unclaimed property, windfall profits, sales, use, transfers, licensing, registration, employment, capital stock, unemployment, disability, customs, duties, payroll and franchises imposed by or under any Law; and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof, and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Returns” shall have the meaning set forth in Section 3.14(a).

“Termination Fee” shall have the meaning set forth in Section 7.3(b).

“Voting Agreements” shall have the meaning set forth in the recitals hereto.

ARTICLE II.
THE MERGER

2.1           The Merger.

(a)           Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the DGCL, Merger Subsidiary shall be merged with and into the Company at the Effective Time.  Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of Delaware, and the separate corporate existence of Merger Subsidiary shall cease.

(b)           Subject to the provisions of this Agreement, the parties to this Agreement shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger or other appropriate document (the “Certificate of Merger”) in such form as is required by and executed in accordance with the DGCL.  The Merger shall become effective when the Certificate of Merger has been filed with, and accepted for record by, the Delaware Secretary of State or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

(c)           The Merger shall have the effects specified under the DGCL.  At and as of the Effective Time, the Company shall be an indirect, wholly-owned subsidiary of Parent.

2.2           Closing.

The closing of the Merger (the “Closing”) shall take place at a time and date to be specified by the parties, which shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or at such other time as the parties hereto agree in writing.  The Closing shall take place at the offices of Akin Gump Straus Hauer & Feld, LLP, One Bryant Park, New York, New York 10036, or at such other location as the parties hereto agree in writing.  The date on which the Closing occurs is herein referred to as the “Closing Date.”

2.3           Certificate of Incorporation.

The Certificate of Incorporation of Merger Subsidiary in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation (the “Surviving Charter”), until amended as provided in the Surviving Charter or by applicable Law; provided, however, that Article I of the Certificate of

Incorporation of the Surviving Corporation will be amended as of the Effective Time to read: “The name of the corporation is Optelecom-NKF, Inc.”

2.4           Bylaws.

The Company shall take all requisite action so that the Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Bylaws of the Surviving Corporation (the “Surviving Bylaws”), until amended in accordance with the Surviving Charter, the Surviving Bylaws or by applicable Law; provided, however, that all references therein to Merger Subsidiary shall be automatically amended and shall become references to the Surviving Corporation.

2.5           Directors and Officers.

(a)           The directors of Merger Subsidiary immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL.

(b)           The officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL.

2.6           Additional Actions.

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

2.7           Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of the following securities:

(a)           each Share held immediately prior to the Effective Time by the Company or any wholly-owned Subsidiary of the Company and each issued and outstanding Share owned by Parent, Merger Subsidiary or any other wholly-owned Subsidiary of Parent shall be canceled automatically and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

(b)           each issued and outstanding Share other than (i) Shares referred to in Section 2.7(a) and (ii) Dissenting Shares, shall be converted into the right to receive an amount in cash, without interest, equal to $2.45 (the “Per-Share Merger Consideration”).  At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Per-Share Merger Consideration, without interest; and

(c)           each share of capital stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

2.8           Surrender and Payment.

(a)           Prior to the Effective Time, Parent shall appoint a bank or trust company to act as disbursing agent (the “Disbursing Agent”) for the payment of Per-Share Merger Consideration upon surrender of certificates representing the Shares.  Parent will enter into a disbursing agent agreement with the Disbursing Agent, and at such times, and from time to time, as the Disbursing Agent requires funds to make the payments pursuant to Section 2.7(b), Parent shall deposit or cause to be deposited with the Disbursing Agent cash in an aggregate amount necessary to make the payments pursuant to Section 2.7(b) to holders of Shares (such amounts being hereinafter referred to as the “Exchange Fund”).  For purposes of determining the amount to be so deposited, Parent shall assume that no stockholder of the Company will perfect any right to appraisal of his, her or its Shares.  The Disbursing Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (iii) commercial paper rated the highest quality by either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation; provided further that no loss thereon or thereof shall affect the amounts payable to holders of Shares pursuant to Section 2.7(b).  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.7(b) shall be promptly paid to Parent.  Parent shall promptly replenish the Exchange Fund to the extent of any investment losses.  The Exchange Fund shall not be used for any other purpose.

(b)           Parent and the Surviving Corporation shall instruct the Disbursing Agent to mail promptly after the Effective Time to each Person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”), and whose Shares were converted into the right to receive Per-Share Merger Consideration pursuant to Section 2.7(b), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates or Book-Entry Shares to the Disbursing Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Per-Share Merger Consideration.  Upon surrender of a

Certificate or transfer of a Book-Entry Share to the Disbursing Agent for cancellation, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Per-Share Merger Consideration payable in respect of that Certificate or Book-Entry Share, less any required withholding of Taxes, and such Certificate or Book-Entry Share so surrendered shall forthwith be canceled.  No interest will be paid or accrued on the cash payable upon the surrender of the Certificates or Book-Entry Shares.

(c)           If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.  Payment of the Per-Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(d)           Until surrendered in accordance with the provisions of this Section 2.8, each Certificate or Book-Entry Share (other than Certificates representing Shares or Book-Entry Shares owned by Parent, Merger Subsidiary or any other wholly-owned Subsidiary of Parent, Shares held by the Company or a wholly-owned Subsidiary of the Company and Dissenting Shares) shall represent for all purposes, from and after the Effective Time, only the right to receive the Per-Share Merger Consideration.

(e)           At and after the Effective Time, there shall be no registration of transfers of Shares which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation.  From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by applicable Law.  The Per-Share Merger Consideration paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or Book-Entry Shares, as applicable.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, such Certificates or Book-Entry Shares shall represent the right to receive the Per-Share Merger Consideration as provided in this Article II.  At the close of business on the day of the Effective Time, the stock ledger of the Company shall be closed.

(f)            Any portion of the Per-Share Merger Consideration made available to the Disbursing Agent to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand by Parent.  At any time more than twelve (12) months after the Effective Time, the Disbursing Agent shall upon demand of Parent deliver to Parent any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates or Book-Entry Shares (including all interest and other income received by the Disbursing Agent in respect of all such funds).  Thereafter, holders of Certificates or Book-Entry Shares shall look only to the Surviving Corporation (subject to the terms of this

Agreement, abandoned property, escheat and other similar Laws) as general creditors thereof with respect to any Per-Share Merger Consideration that may be payable, without interest, upon due surrender of the Certificates or Book-Entry Shares held by them.  Any amounts remaining unclaimed immediately prior to such time when such amounts would otherwise escheat or become the property of any governmental unit or agency, shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, none of Parent, Merger Subsidiary, the Company, the Surviving Corporation or the Disbursing Agent shall be liable to any holder of a Certificate or a Book-Entry Share for any Per-Share Merger Consideration delivered in respect of such Certificate or Book-Entry Share to a public official pursuant to any abandoned property, escheat or other similar Law.

2.9           Company Stock Options and Other Payments.

(a)           At the Effective Time, each option to acquire Shares granted under any Company Stock Plan or any other agreement (each, a “Company Stock Option”) that is not fully exercisable as of the date of this Agreement will automatically become fully vested and exercisable immediately prior to the Effective Time.  At the Effective Time, each Company Stock Option, without any action on the part of the Company, Parent, Merger Subsidiary or the holder of any such Company Stock Option, shall be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) the Option Consideration multiplied by (ii) the aggregate number of Shares into which the applicable Company Stock Option was exercisable immediately prior to the Effective Time; provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Per-Share Merger Consideration, such Company Stock Option shall be canceled without any cash payment being made in respect thereof.  Any payment made pursuant to this Section 2.9(a) to the holder of any Company Stock Option shall be reduced by any income or employment Tax withholding required under (A) the Code, (B) any applicable state, local or foreign Tax Laws or (C) any other applicable Laws.  To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Company Stock Option for all purposes under this Agreement.  The Company, or the Surviving Corporation, as the case may be, shall make the payments, if any, in respect of the Company Stock Options as promptly as practicable following the cancellation of such Company Stock Options as contemplated by this Section 2.9(a), but in no event later than thirty (30) days following the Effective Time. The Company shall take all requisite action so that, immediately following such payment, each Company Stock Option shall be canceled and the applicable Company Stock Plans shall be terminated.

(b)           Immediately prior to the Effective Time (i) all outstanding restricted stock units covering Shares granted under any Company Stock Plan or any other agreement (each, a “Company RSU”) shall vest in full and (ii) each holder thereof shall have the right to receive the Per-Share Merger Consideration for each Company RSU held by such holder in accordance with Section 2.7(b).  Any payment made pursuant to this Section 2.9(b) to the holder of any Company RSU shall be reduced by any income or employment Tax withholding required under (i) any applicable state, local or foreign Tax Laws or (ii) any other applicable Laws.  The Company shall take all requisite action so that, immediately following such payment, each Company RSU shall be canceled and the applicable Company Stock Plans shall be terminated.

(c)           As soon as practicable following the date of this Agreement, the Company shall take such action as may be necessary so that no new contributions shall be accepted by, or made to, the Company’s Employee Stock Purchase Plan, and any cash remaining in participants’ accounts after the date such action is taken will be distributed to participants, and the Company’s Employee Stock Purchase Plan will be terminated effective as of the Effective Date.

2.10         Dissenting Shares.

(a)           Notwithstanding anything in this Agreement to the contrary, issued and outstanding Shares that are held by any record holder who (i) is entitled to demand and who has made written demand upon the Company for the purchase of such Shares and payment in cash of the “fair market value” thereof in the manner prescribed by Section 262 of the DGCL (the “Demand Notice”)  and (ii) has perfected such holder’s rights in accordance with Section 262 of the DGCL, shall be deemed a “Dissenting Share”.

(b)           Notwithstanding any to the contrary herein, if a holder of Dissenting Shares shall have failed to perfect or shall have withdrawn or lost his rights to appraisal of such Dissenting Shares, in each case under the DGCL, or a court of competent jurisdiction determines that such holder is not entitled to relief under Section 262 of the DGCL, then such holder shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Per-Share Merger Consideration, without interest.  Notwithstanding anything to the contrary contained in this Section 2.10, if the Merger is terminated, rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares shall cease.  The Surviving Corporation shall comply with all of its obligations under the DGCL with respect to holders of Dissenting Shares.

(c)           The Company shall give Parent (i) prompt notice of any Demand Notices received by the Company for appraisal, any withdrawals of such Demand Notices received by the Company and any other related instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct and participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or negotiate, offer to settle or settle any such demands.  The parties hereto agree that they will not, and this Agreement does not, confer or seek to confer upon any holder of Shares any dissenters rights or appraisal rights greater than those provided by Section 262 of the DGCL or otherwise expand or seek to expand the rights provided by Section 262 of the DGCL.

2.11         Adjustments.

If during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of Shares, or any stock dividend thereon with a record date during such period, the Per-Share Merger Consideration and any other amounts payable pursuant to this Agreement, as the case may be, shall be appropriately adjusted to reflect such change.

2.12         Withholding Rights.

Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold, or cause the Disbursing Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law.  If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

2.13         Lost Certificates.

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Disbursing Agent will pay, in exchange for such affidavit claiming such Certificate is lost, stolen or destroyed, the Per-Share Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article II.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company’s Disclosure Letter, the Company hereby represents and warrants to Parent and Merger Subsidiary as follows:

3.1           Organization and Qualification; Subsidiaries

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Each of the Company’s Subsidiaries is duly incorporated or formed, as the case may be, validly existing and in good standing under the Laws of the jurisdiction of its organization.  The Company and each of its Subsidiaries has the requisite corporate power or other entity authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Section 3.1(b) of the Company’s Disclosure Letter sets forth a complete and accurate list of all of the Company’s Subsidiaries as of the date hereof, the jurisdiction of incorporation of each such Subsidiary, and the Company’s direct or indirect equity interest therein.  Except as so listed or set forth in Section 3.1(b) of the Company’s Disclosure Letter, none of the Company or any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated.  None of the Company or any of its Subsidiaries has at any time since January 1, 2005, been a general partner or managing member of any general partnership, limited partnership, limited liability company or other Person.

3.2           Certificate of Incorporation and Bylaws.

The Company has heretofore provided or made available to Parent or Merger Subsidiary a complete and correct copy of the Certificate of Incorporation and the Bylaws of the Company and the comparable organizational documents of each of its Subsidiaries, each as amended to the date hereof.

3.3           Capitalization.

(a)           The authorized capital stock of the Company consists of 15,000,000 Shares, of which as of the close of business on November 9, 2010, (A) 3,755,996 shares were issued and outstanding (including 49,837 Company RSUs) and (B) 162,672 were issued and held in the treasury of the Company.  Since November 9, 2010, no Equity Securities of the Company have been issued by the Company, except Shares issued upon exercise of outstanding Company Stock Options.

(b)           As of November 9, 2010, there were (i) outstanding Company Stock Options permitting the holders thereof to purchase 255,215 Shares, (ii) 706,674 shares reserved in respect of the Company Stock Plans and (iii) 49,837 Company RSUs.  Except as set forth in Section 3.3(b) of the Company’s Disclosure Letter, each of the outstanding Equity Securities of the Company is, and each such Equity Security issuable upon the exercise of Company Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable, and has not been, or will not be, issued in violation of (nor are any of the authorized Equity Securities of the Company subject to) any pre-emptive or similar rights.  Except as set forth in Section 3.3(a) above, this Section 3.3(b) or in Section 3.3(b) of the Company’s Disclosure Letter, no Equity Securities of the Company are reserved for issuance.  Except as set forth in this Section 3.3(b) or in Section 3.3(b) of the Company’s Disclosure Letter, there are no (i) outstanding securities, options or warrants, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the Equity Securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any Equity Securities of the Company or any of its Subsidiaries or (ii) stock appreciation rights or similar derivative securities or rights of the Company or any of its Subsidiaries or any obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Equity Securities of the Company or any of its Subsidiaries.  Except as set forth in Section 3.3(b) of the Company’s Disclosure Letter, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company or any of its Subsidiaries.  Except as described in Section 3.3(b) of the Company’s Disclosure Letter, none of the Company nor any of its Subsidiaries directly or indirectly owns, has agreed to purchase or otherwise acquire or holds any interest convertible into or exchangeable or exercisable for, any Equity Securities of any Person (other than the Subsidiaries of the Company).

(c)           Section 3.3(c) of the Company’s Disclosure Letter sets forth as of November 9, 2010 a complete and accurate list of all holders of outstanding Company Stock Options and Company RSUs, indicating with respect to each Company Stock Option and Company RSU, (1) the number of shares of Company Common Stock subject to such Company

Stock Options or Company RSUs, (2) the exercise price, if applicable, date of grant and expiration date of such Company Stock Options and Company RSUs, (3) any acceleration provisions or milestones/vesting dates applicable to such Company Stock Options or Company RSUs and (4) whether the exercisability of such Company Stock Options or Company RSUs will be accelerated in any way by the transactions contemplated by this Agreement (and if so, under which Company Stock Plan, if applicable, and to what extent).

(d)           Except as set forth in Section 3.3(d) of the Company’s Disclosure Letter, all the issued and outstanding shares of Equity Securities of each Subsidiary of the Company, (i) have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any pre-emptive or similar rights and (ii) are owned by the Company or one of its Subsidiaries free and clear of all Liens.

(e)           Except as set forth in Section 3.3(e) of the Company’s Disclosure Letter, there are no voting trusts, proxies or similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any Equity Securities of the Company or any of its Subsidiaries.

(f)            Except for Company Stock Options or Company RSUs, neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holder of which has the right to vote or which are convertible into, or exchangeable for, securities having the right to vote with the stockholders of the Company on any matter.

3.4           Authorization.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to any required approval of this Agreement and the Merger by the Required Company Vote, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval and adoption of this Agreement and the Merger by the Required Company Vote and the filing of appropriate merger documents as required by the DGCL).  This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery hereof by the other parties hereto) constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditor’s rights generally or by legal principles of general applicability governing the availability of equitable remedies.

(b)           The Board of Directors of the Company, at a meeting duly called and held on November 10, 2010 has by unanimous approval of all directors determined that this Agreement and the Merger are fair to, advisable and in the best interest of the Company’s stockholders and resolved to recommend that the holders of Shares approve and adopt this

Agreement and the Merger.  The affirmative vote of the holders of at least a majority of the issued and outstanding Shares to approve and adopt this Agreement and the Merger (the “Required Company Vote”) is the only vote of holders of Shares or other securities (equity or otherwise) of the Company necessary to consummate the Merger.

3.5           Approvals.

The execution and delivery of this Agreement does not, and consummation of the transactions contemplated hereby will not, require the Company or any of its Subsidiaries to obtain any Authorization or other approval of or from, or to make any filing with or notification to, any Governmental Authority or third Person, except (a) for the applicable requirements, if any, of the Exchange Act, state securities or “blue sky” Laws and the filing and recordation of the Certificate of Merger as required by the DGCL, (b) as set forth in Section 3.5 of the Company’s Disclosure Letter, (c) the applicable requirements of the Stock Exchange, (d) approval of this Agreement and the Merger by the Required Company Vote and (e) such other consents, approvals, authorizations, permits, actions, filings or notifications, the failure of which to be made or obtained, individually or in the aggregate, would not be expected to have a Company Material Adverse Effect (collectively, the “Company Approvals”).

3.6           No Violation.

Assuming that the Authorizations, approvals, filings and notifications described in Section 3.5 have been obtained or made, except as set forth in Section 3.6 of the Company’s Disclosure Letter, the execution and delivery by the Company of this Agreement does not and consummation of the transactions contemplated by this Agreement will not (a) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, (i) any Law, Regulation or Order applicable to the Company or any of its Subsidiaries, (ii) the Certificate of Incorporation or Bylaws of the Company or (iii) the organizational documents of the Company’s Subsidiaries or (b) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of, or require a payment under, or result in the loss of any benefit under, or in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise, contract or agreement to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets is bound, except in the case of matters described in clauses (a)(i) and (b) of this Section 3.6 that, individually or in the aggregate, would not have a Company Material Adverse Effect.

3.7           Reports.

(a)           Since January 1, 2008, the Company and its Subsidiaries have timely filed or furnished all Company SEC Reports required to be filed or furnished with the SEC.  The Company SEC Reports filed or furnished since January 1, 2008 and on or prior to the date of this Agreement, giving effect to any amendments or supplements thereto filed prior to the date hereof, (i) complied in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and (ii) did not at the time they were filed (or if amended or supplemented, at the date of such amendment of supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           The Company’s Consolidated Financial Statements (i) comply as to form in all material respects with the then applicable published Regulations of the SEC and GAAP applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in GAAP, (B) as may be indicated in the notes thereto and (C) in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and (ii) fairly presented, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (subject, in the case of any unaudited interim financial statements, to normal and recurring year-end adjustments as permitted by GAAP and Regulations of the SEC).

(c)           Except as set forth in Section 3.7(c) of the Company’s Disclosure Letter, the Company and its Subsidiaries have no liabilities or obligations (whether absolute, accrued or contingent) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), except for liabilities or obligations (i) reflected or reserved against in the Company’s Consolidated Balance Sheet, (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2009 or (iii) arising out of this Agreement.

(d)           The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) all significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the Knowledge of the Company, such disclosure controls and procedures are effective in alerting in a timely fashion the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(e)           The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for physical assets is compared with the existing physical assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(f)            Since January 1, 2008, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim seeking fines, penalties, damages or judicial or administrative redress, whether written or oral, regarding questionable accounting or auditing practices, procedures or methodologies of the Company or any of its Subsidiaries or their respective internal accounting controls and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of United States federal or state securities Laws, material breach of fiduciary duty arising under United States federal or state Law, or similar material violation of any United States federal or state Law by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company.

(g)           Except as set forth in Section 3.7(g) of the Company’s Disclosure Letter, there are no related party transactions or off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company’s SEC Reports.

(h)           Except as set forth in Section 3.7(h) of the Company’s Disclosure Letter, since January 1, 2008 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of their SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Authority that such SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and to the Knowledge of the Company, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Authority of any SEC Reports (including the financial statements estimates included therein) or registration statements of the Company or any of its Subsidiaries.

3.8           Absence of Certain Changes.

(a)           Since December 31, 2009, there has not been any Company Material Adverse Effect.

(b)           Except as set forth in Section 3.8(b) of the Company’s Disclosure Letter, since December 31, 2009, each of the Company and its Subsidiaries has operated its business in all material respects in the ordinary course consistent with past practices and has not taken any action that would constitute breach of, or require Parent’s consent under, Section 5.2.

(c)           Except as set forth in Section 3.8(c) of the Company’s Disclosure Letter, since December 31, 2009, there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities, other than repurchases of Company Common Stock in accordance with the Company Stock Plans.

3.9           Certain Business Practices.

To the Knowledge of the Company, since January 1, 2008, neither the Company nor any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) made any unlawful payment to any government official or employee or to any political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.10         Certain Obligations.

Except for those listed in Section 3.10 of the Company’s Disclosure Letter, as of the date hereof, there are no Material Contracts.  The Company has provided or made available to Parent a true and correct copy of each Material Contract listed in Section 3.10 of the Company’s Disclosure Letter.  Except as set forth in Section 3.10 of the Company’s Disclosure, with respect to each Material Contract to which the Company or any of its Subsidiaries is a party, (i) such Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries is in breach or default thereof as of the date of this Agreement, nor has the Company or any of its Subsidiaries received notice that it is in breach of or default thereof; and (iii) no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto or would permit termination, modification, or acceleration thereof by any other party thereto.

3.11         Authorizations; Compliance.

(a)           Except for the failure to obtain or maintain Authorizations that, individually or in the aggregate, would not have a Company Material Adverse Effect (i) the Company and each of its Subsidiaries has obtained all Authorizations that are necessary to own, lease and operate its properties and to carry on its businesses as currently conducted, (ii) such Authorizations are in full force and effect and will remain in full force and effect after the consummation of the Merger and there are no existing violations thereof or defaults thereunder and (iii) there is no action, proceeding or investigation pending or, to the Knowledge of the Company, threatened regarding, and no event has occurred that has resulted in or after notice or lapse of time, or both, could reasonably be expected to result in, suspension, revocation or cancellation of any such Authorizations.

(b)           Except as set forth in Section 3.11(b) of the Company’s Disclosure Letter, the Company and its Subsidiaries have been since January 1, 2007 and are in compliance with all applicable Laws and Regulations and are not in default with respect to any Order applicable to the Company or any of its Subsidiaries, except such events of noncompliance or defaults that, individually or in the aggregate, would not have a Company Material Adverse Effect.  Except as set forth in Section 3.11(b) of the Company’s Disclosure Letter, none of the

Company nor any of its Subsidiaries has been notified by any Governmental Authority regarding possible non-compliance, defaults or violations of Laws or Orders, except any such possible non-compliance, defaults or violations that, individually or in the aggregate, would not have a Company Material Adverse Effect.

3.12         Litigation.

There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or to the Knowledge of the Company, against any present or former officer or director of the Company or any of its Subsidiaries or other Person for which the Company or any Subsidiary may be liable or to which any of their respective properties, assets or rights are reasonably likely to be subject before any Governmental Authority, except actions, suits, investigations or proceedings that are disclosed in the Company Current Year’s SEC Reports filed prior to the date hereof or that are set forth in Section 3.12 of the Company’s Disclosure Letter.  None of the Company or any of its Subsidiaries is subject to any Order, whether temporary, preliminary or permanent.

3.13         Employee Benefit Plans.

(a)           Each Company Benefit Plan is listed in Section 3.13 of the Company’s Disclosure Letter.  True and correct copies of each of the following, to the extent applicable, have been delivered or made available to the Parent with respect to each Company Benefit Plan: (i) the most recent annual or other report filed with the relevant Governmental Authority, (ii) the plan document (including all amendments thereto), (iii) the trust agreement (including all amendments thereto), (iv) the most recent summary plan description, (v) the most recent actuarial report or valuation, and (vi) the most recent determination letter, issued by the IRS with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code.

(b)           Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, (i) each Company Benefit Plan has been administered in accordance with its terms and the requirements prescribed by statutes, rules and Regulations (including ERISA and the Code), and the Company, each Subsidiary of the Company and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no Knowledge of any default or violation by any other party to, any of the Company Benefit Plans, (ii) all contributions required to be made by the Company, any Subsidiary of the Company or any ERISA Affiliate to any Company Benefit Plan have been made on or before their due dates and, to the extent required by GAAP, all amounts have been accrued for the current plan year, (iii) with respect to each Company Benefit Plan intended to include a Section 401(k) of the Code arrangement, the Company and each Subsidiary of the Company and each ERISA Affiliate have at all times made timely deposits of employee salary reduction contributions and participant loan repayments and (iv) there has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Benefit Plan that is not exempt under Section 408 of ERISA which has not been corrected and as to which any unsatisfied penalties and excise Taxes are reasonably likely to exist.

(c)           (i) No Company Benefit Plan is, or was ever, subject to Title IV of ERISA and (ii) neither the Company, any Subsidiary of the Company nor any Company Benefit Plan promises or provides retiree medical or other post-employment welfare benefits to any Person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or any other applicable Law.

(d)           No suit, administrative proceeding, action (other than routine benefit claims in the ordinary course of business) or other litigation has been brought, or to the Knowledge of the Company or any Subsidiary of the Company, is threatened, against the Company or any Subsidiary of the Company in connection with or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor.

(e)           Except as set forth in Section 3.13(e) of the Company’s Disclosure Letter, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due from the Company or any Subsidiary of the Company to any Person other than accrued payments, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any Subsidiary of the Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person from the Company or any Subsidiary of the Company, (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary of the Company to any Person, or (vi) could give rise to the payment of any amount (whether in cash or property, including shares of capital stock) that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(f)            Section 3.13(f) of the Company’s Disclosure Letter lists each Company Benefit Plan that grants any compensation, equity award or bonus that could be deemed deferred compensation within the meaning of Section 409A of the Code, and each such Company Benefit Plan is in compliance with Section 409A of the Code and any guidance issued thereunder as of the date of this Agreement.

(g)           (i) Each of the Company and each Subsidiary of the Company is in compliance with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices except for such noncompliance that would not have a Company Material Adverse Effect, (ii) the Company and each Subsidiary of the Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits, and other compensation due to or on behalf of such employees, independent contractors or consultants in accordance with applicable Law, (iii) neither the Company nor any Subsidiary of the Company is liable for any delinquent payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), and (iv) there are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any Subsidiary of the Company and any of their respective employees, which controversies have or would result in a Company Material Adverse Effect.

(h)           Except as set forth in Section 3.13(h) of the Company’s Disclosure Letter, neither the Company nor any Subsidiary of the Company is a party to or bound by any collective bargaining agreement or other labor union contract, no collective bargaining agreement is being negotiated by the Company or any Subsidiary of the Company and neither the Company nor any Subsidiary of the Company has any duty to bargain with any labor organization.  There is no labor dispute, strike or work stoppage against the Company or any Subsidiary of the Company pending or, to the Knowledge of the Company, threatened that may materially interfere with the respective business activities of the Company or any Subsidiary of the Company.  Neither the Company nor any Subsidiary of the Company, nor to the Knowledge of the Company, any of their respective Representatives or employees has been found in the past year to have committed an unfair labor practice in connection with the operation of the respective businesses of the Company or any Subsidiary of the Company, and there is no charge or complaint against the Company or any Subsidiary of the Company by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Knowledge of the Company, threatened.

3.14         Taxes.

(a)           Except for such matters as are set forth in Section 3.14(a) of the Company’s Disclosure Letter, (i) all material returns and reports of or with respect to any Tax (“Tax Returns”) required to be filed by or with respect to any of the Company and its Subsidiaries have been duly and timely filed, (ii) all such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with the applicable laws and regulations in each required jurisdiction, (iii) all material Taxes owed by any of the Company and its Subsidiaries which are or have become due have been timely paid in full, (iv) no material penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (v) all Tax withholding and deposit requirements imposed on or with respect to any of the Company and its Subsidiaries have been satisfied in full in all material respects, (vi) there are no mortgages, pledges, liens, encumbrances, charges or other security interests on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (other than for Taxes not yet due and payable) and (vii) all material Tax liabilities, to the extent not yet due and payable, have been accrued on the Company’s Consolidated Financial Statements.

(b)           Except as set forth in Section 3.14(b) of the Company’s Disclosure Letter, there is no material claim against the Company or any of its Subsidiaries for Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed by a Governmental Authority, or, to the Knowledge of the Company, threatened by any agent of a Governmental Authority with respect to any Tax Return of or with respect to any of the Company and its Subsidiaries.

(c)           To the Knowledge of the Company, no claim has ever been made by a Governmental Authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(d)           Except as set forth in Section 3.14(d) of the Company’s Disclosure Letter, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company or any of its Subsidiaries.

(e)           Neither the Company nor any of its Subsidiaries have entered into any Tax allocation, sharing or indemnity agreement under which the Company or its Subsidiaries could become liable to another Person (other than the Company or its Subsidiaries) as a result of the imposition of Tax upon such Person, or the assessment or collection of Tax.

(f)            Except as set forth in Section 3.14(f) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code) or passive foreign investment company (as defined in Section 1297 of the Code).

(g)           Except as set forth in Section 3.14(g) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated Tax Return (other than the Company and its Subsidiaries) or (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under United States Treasury Regulations by reason of being a member of a group of entities filing a consolidated, combined or unified Tax Return (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(h)           Neither the Company nor any of its Subsidiaries has been a party to a distribution of stock pursuant to Section 355 of the Code during the two-year period preceding the date hereof as either a distributing corporation or a controlled corporation, as those terms are defined in Section 355(a) of the Code.

(i)            True and correct copies of all material Tax Returns filed by the Company or any of its Subsidiaries for any period that is considered open for assessment under applicable Tax Laws have been provided or made available to the Parent.

(j)            All Tax basis in assets, net operating loss, net capital loss, Tax credits and other Tax attributes available to reduce the future Taxes of the Company or any of its Subsidiaries, and the appropriate classification of such Tax basis in assets, net operating loss, net capital loss, Tax credits and other Tax attributes are fully and accurately disclosed in Section 3. 14(j) of the Company’s Disclosure Letter.

(k)           Neither the Company, nor any of its Subsidiaries, has any pending claims for refund of any Tax in any jurisdiction that the Company is required to file Tax Returns.

(l)            Except as set forth in Section 3.14(l) of the Company’s Disclosure Letter, to the Knowledge of the Company, there are no pending Tax audits, assessments, or proceedings in respect of or affecting the business or assets of the Company or any of its Subsidiaries.

(m)          Except as set forth in Section 3.14(m) of the Company’s Disclosure Letter, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has entered into any closing agreement with any Governmental Authority with respect to Tax matters relating to the Company or any of its Subsidiaries or any of their assets or business operations.

(n)           Except as set forth in Section 3.14(n) of the Company’s Disclosure Letter, to the Knowledge of the Company, since January 1, 2008, neither the Company nor any of its Subsidiaries have requested or received approval to make, nor agreed to change, any Tax reporting practices, including any accounting methods.

(o)           Neither the Company, nor any of its Subsidiaries, has made any request of a Government Authority for any ruling with regard to Taxes, which ruling, if issued, would be binding on the Company or any of its Subsidiaries.

(p)           To the Knowledge of the Company, each of the Company and its Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(q)           To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any transaction that constitutes a “reportable transaction,” as defined in Section 1.6001-4(b)(1) of the Treasury Regulations.

(r)            There is no taxable income of the Company or any of the Subsidiaries that will be required under applicable Tax Law to be reported by Parent, any of its Affiliates, the Company or any of the Subsidiaries of Parent or the Company, for a taxable period ending after the Effective Time which taxable income was realized (and reflects economic income arising) prior to the Effective Time.

3.15         Environmental Matters.

Except for matters that, individually or in the aggregate, would not be expected to result in a Company Material Adverse Effect or as set forth in Section 3.15 of the Company’s Disclosure Letter:

(a)           The Company and its Subsidiaries have been and are in compliance with all applicable Environmental Laws.

(b)           The Company and its Subsidiaries and the properties, operations and activities of the Company and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of the Company, threatened action, investigation, suit or proceeding by any third party, including any Governmental Authority, under any Environmental Law.

(c)           All Authorizations, if any, required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Law in connection with the occupation of the properties or operation of the business of the Company or its Subsidiaries have been obtained or filed (and all renewals thereof have been timely applied for) and are valid and currently in full force and effect, free from violation, and the Merger will not adversely affect them.  A list of all such Authorizations is set forth in Section 3.15(c) of the Company’s Disclosure Letter.

(d)           There has been no Release of any Hazardous Materials into the environment by the Company or its Subsidiaries (and, to the Knowledge of the Company, no property or facility owned or operated by the Company or its Subsidiaries is contaminated by any such substance).  Neither the Company nor any of its Subsidiaries has treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including any Hazardous Materials, or owned or operated any property or facility (and, to the Knowledge of the Company, no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any damages, including any damages for response costs, corrective action costs, personal injury, property damage or natural resources damages, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended; the Solid Waste Disposal Act, 42 U.S.C. § 6901, et seq., as amended; or any other Environmental Law.

(e)           Except as listed in Section 3.15(e) of the Company’s Disclosure Letter, none of the following exists at any property or facility currently or, to the Knowledge of the Company, previously owned or operated (whether by fee interest, leasehold interest, or otherwise) by the Company or its Subsidiaries:  (i) under or above-ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(f)            The Merger will not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any Environmental Law, including any so-called “transaction-triggered” or “responsible property transfer” requirements.

(g)           Neither the Company nor its Subsidiaries have, either expressly or by operation of Law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

(h)           No facts, events or conditions relating to the past or present properties or operations of the Company or its Subsidiaries will prevent, hinder or limit continued compliance with Environmental Laws or give rise to any damages or any other liabilities under Environmental Laws.

(i)            The Company has made available to Parent all material environmental investigations, assessments, audits, analyses or other reports in its possession or control relating to real property owned or operated by the Company or its Subsidiaries.

The representations and warranties made pursuant to this Section 3.15 are the exclusive representations and warranties by the Company or any of its Subsidiaries relating to environmental matters, compliance with or liability under Environmental Laws or Hazardous Materials.

3.16         Insurance.

The Company and each of its Subsidiaries maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices in such amounts and covering such risks as are in accordance with customary industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries. Section 3.16(a) of the Company’s Disclosure Letter lists all policies of insurance and bonds and all self insurance programs and arrangements of the Company or any of its Subsidiaries that are currently in effect, true, correct and complete copies of which have been provided or made available to Parent. Section 3.16(b) of the Company’s Disclosure Letter identifies each material insurance claim made by the Company or its Subsidiaries since January 1, 2007 that has not been paid to the satisfaction of the Company. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company and each of its Subsidiaries is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect. Since January 1, 2007, neither the Company nor any of its Subsidiaries has received any written notice or other communication regarding any (a) cancellation of any insurance policy or bond that has not been renewed in the ordinary course without any lapse in coverage, (b) invalidation of any insurance policy or bond, (c) refusal of any coverage, limitation in coverage or rejection of any material claim under any insurance policy or bond, or (d) material adjustment in the amount of the premiums payable with respect to any insurance policy or bond. No such policy or bond will terminate or lapse by reason of the transactions contemplated by this Agreement.

3.17         Intellectual Property.

The Company or its Subsidiaries own, or are licensed or otherwise have the right to use, Intellectual Property currently used in the conduct of the business of the Company and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Company Material Adverse Effect.  No Person has notified either the Company or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of the Company and its Subsidiaries that could have a Company Material Adverse Effect, and, to the Knowledge of the Company, no Person is infringing on any right of the Company or any of its Subsidiaries with respect to any such Intellectual Property.  No claims are pending or, to the Knowledge of the Company, threatened alleging that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property that, individually or in the aggregate, would give rise to a Company Material Adverse Effect.

3.18         Properties.

(a)           Neither the Company nor any of its Subsidiaries owns any real property.

(b)           Section 3.18(b) of the Company’s Disclosure Letter sets forth a complete and accurate list of all real properties leased, subleased or licensed by the Company or any of its Subsidiaries. The Company and its Subsidiaries have a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used or held for use by them and material to the conduct of their respective businesses as such businesses are now being conducted, except for defects in leasehold interests that would not, individually or in the aggregate, have a Company Material Adverse Effect.  Neither the Company’s nor any of its Subsidiaries’ leasehold interest in any such property is subject to any Lien, except for Permitted Liens.

(c)           The Company and its Subsidiaries have good title to, or in the case of leased property and assets, valid leasehold interests in, all of their tangible personal properties and assets, used or held for use in their respective businesses, and such properties and assets, are free and clear of any Liens, except for Permitted Liens or those Liens as are set forth in Section 3.18(b) of the Company’s Disclosure Letter and except where the failure to have such title or leasehold interest would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.19         Anti-Takeover Plan; State Takeover Statutes.

Prior to the execution of this Agreement, the Board of Directors of the Company has taken all necessary action to cause the execution of this Agreement and the transactions contemplated hereby and thereby to be exempt from or not subject to the restrictions of Section 203 of the DGCL and any other state takeover statute or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares.  To the Company’s Knowledge, and after giving effect to the actions of the Company’s Board of Directors described above, no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws and Regulations applies or purports to apply to the Merger, this Agreement, or any of the transactions contemplated by this Agreement.  Neither the Company nor any of its Subsidiaries has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan or any similar plan, device or arrangement and the Board of Directors of the Company has not adopted or authorized the adoption of such a plan, device or arrangement.

3.20         Interested Party Transactions.

Except for employment contracts filed or incorporated by reference as an exhibit to a SEC Report filed prior to the date hereof or Company Benefit Plans, Section 3.20 of the Company’s Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which any of the Company or its Subsidiaries has any existing or future liabilities between any of  the Company or its Subsidiaries, on the one hand, and, on the other hand, any (a) present officer or director of any of the Company or its Subsidiaries, any Person that has served as such an officer or director within the past two (2) years, or any of such officer’s or director’s immediate family members, (b) record or beneficial owner of more than 5% of the Company Common Stock as of the date hereof, or (c) to the Knowledge of the Company, any Affiliate of any such officer, director or owner (other than the Company or its Subsidiaries) (each an “Affiliate Transaction”).  The

Company has provided or made available to Parent correct and complete copies of each such contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.

3.21         Brokers.

No broker, finder or investment banker (other than Seale Capital, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  Prior to the date of this Agreement, the Company has provided to the Parent a complete and correct copy of all agreements between the Company and such parties relating to the transactions contemplated by this Agreement.

3.22         Opinion of Financial Advisor.

The Board of Directors of the Company has received the opinion of Seale Capital, Inc. to the effect that, as of the date of such opinion, the Per-Share Merger Consideration to be received by the holders of Company Common Stock (other than Parent, Merger Subsidiary and their respective Affiliates) in the Merger is fair, from a financial point of view, to such holders. The Company will provide, solely for informational purposes, a written copy of such opinion to the Parent after receipt thereof by the Company.

3.23         Proxy Statement.

(a)           Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the proxy statement of the Company (the “Proxy Statement”) to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.  The representations and warranties contained in this Section 3.23(a) do not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent specifically for use therein.

(b)           (i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on approval and adoption of this Agreement and the consummation of the Merger, and (ii) any Company Disclosure Documents (other than the Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 3.23(b) do not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent specifically for use therein.

3.24         Draka Note Agreement.

The Company has received and entered into, and furnished to Parent, an executed agreement with Draka Holding, N.V. (“Draka”), dated November 10, 2010 (the “Draka Note Agreement”), a complete and correct copy of which is attached as Section 3.24 of the Company’s Disclosure Letter, relating to the discounted settlement of the Amended and Restated Promissory Note, dated March 5, 2010, between Draka and the Company.

3.25         Customers and Suppliers.

Section 3.25 of the Company’s Disclosure Letter lists each customer of the Company or any of its Subsidiaries that constituted one of the Company’s ten (10) largest customers based upon consolidated revenues in the fiscal year ended December 31, 2009 (each, a “Material Customer”).  Except as set forth in Section 3.25 of the Company’s Disclosure Letter, (i) from December 31, 2009 to the date hereof no Material Customer has terminated, rescinded or repudiated any Material Contract prior to the anticipated end of the engagement contemplated by such Material Contract or (ii) as of the date of this Agreement, no Material Customer has indicated that it is their intention to stop or decrease the rate of buying materials, products or services from the Company or any of its Subsidiaries or otherwise reduce or detrimentally alter their business or relationship with the Company or any of its Subsidiaries, other than in the ordinary course of business.  Section 3.25 of the Company’s Disclosure Letter lists each supplier of the Company, or of any of its Subsidiaries, that constituted one of the Company’s ten (10) largest suppliers in the fiscal year ended December 31, 2009 (each a “Material Supplier”).  Except as set forth in Section 3.25 of the Company’s Disclosure Letter, (i) from December 31, 2009 to the date hereof no Material Supplier has terminated, rescinded or repudiated any Material Contract prior to the anticipated end of the engagement contemplated by such Material Contract or (ii) as of the date of this Agreement, no Material Supplier has indicated that it is their intention to stop or decrease the rate of supplying materials, products or services to the Company or any of its Subsidiaries or otherwise reduce or detrimentally alter their business or relationship with the Company or any of its Subsidiaries, other than in the ordinary course of business other than customary decreases effected in the ordinary course of business of such Material Supplier.

3.26         Books and Records.

Except as disclosed in Section 3.26 of the Company’s Disclosure Letter, the minute books and other similar records of the Company and each of its Subsidiaries as made available to Parent prior to the execution of this Agreement (a) are under the exclusive ownership and direct control of the Company or the Subsidiary of the Company to which such books and records pertain, and are located at the principal offices of the Company or such Subsidiary (if different than the principal offices of the Company) and (b) contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company and each of its Subsidiaries.  The stock transfer ledgers and other similar records of each of the Company’s Subsidiaries as made available to Parent prior to the execution of this Agreement accurately reflect all record transfers after March 1, 2005, and prior to the execution of this Agreement in the capital stock of each of the Company’s Subsidiaries.  All documents which should have been delivered by any of the Company and its Subsidiaries to the relevant registrar of companies in the respective jurisdictions have been properly so delivered.

3.27         Product and Service Warranties.

Copies of the standard terms and conditions for products sold by the Company or any of its Subsidiaries have been delivered or otherwise made available to Parent.  Except as disclosed in Section 3.27 of the Company’s Disclosure Letter, none of the Company or any of its Subsidiaries has made any other written warranties relating to its products or services that would increase their respective warranty obligations.  There are no material pending claims against the Company or any of its Subsidiaries on account of product or services warranties or with respect to the sale of defective or inferior products.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Each of Parent and Merger Subsidiary hereby represents and warrants to the Company that:

4.1           Organization.

(a)           Parent is a corporation, duly organized and validly existing and in good standing under the Laws of the Netherlands, and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as it is now being conducted and is qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing would not have a Parent Material Adverse Effect.  Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Merger Subsidiary has not engaged and will not engage in any activities other than in connection with or as contemplated by this Agreement and the transactions contemplated hereby.  Parent indirectly owns all of the outstanding Equity Securities of Merger Subsidiary.

4.2           Authorization of Agreement.

(a)           Each of the Parent and Merger Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by each of Parent and Merger Subsidiary and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary, respectively, and no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and (assuming due authorization, execution and delivery hereof by the other party hereto) constitutes a legal, valid and binding obligation of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditor’s rights generally or by legal principles of general applicability governing availability of equitable remedies.

(b)           Each of the Board of Directors of Parent and Merger Subsidiary has by unanimous approval of all directors present determined that this Agreement and the Merger are advisable and in the best interest of Parent’s and Merger Subsidiary’s equityholders, respectively.  No vote of the holders of any Equity Securities or other securities (equity or otherwise) of the Parent is necessary to consummate the Merger.

4.3           Approvals.

The execution and delivery of this Agreement does not, and consummation of the transactions contemplated hereby will not, require Parent or any of its Subsidiaries to obtain any Authorization or other approval of or from, or to make any filing with or notification to any Governmental Authority or third Person, except (a) for the applicable requirements, if any, of the Exchange Act, state securities or “blue sky” Laws and the filing and recordation of the Certificate of Merger as required by the DGCL, and (b) where the failure to obtain such Authorizations, or make such filings or notifications, would not, individually or in the aggregate, have a Parent Material Adverse Effect (collectively, the “Parent Approvals”).

4.4           No Violation.

Assuming that the Authorizations, filings and notifications described in Section 4.3 have been obtained or made, the execution and delivery by Parent or Merger Subsidiary of this Agreement does not and consummation of the transactions contemplated by this Agreement will not (a) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under (i) any Law, Regulation or Order applicable to Parent or Merger Subsidiary or any of their respective Subsidiaries, (ii) the organizational documents of Parent or (iii) the organizational documents of Parent’s Subsidiaries, or (b) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of, or require a payment under, or result in the loss of any benefit under, or in the creation of a Lien on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise, contract or agreement to which Parent or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets is bound, except in the case of matters described in clauses (a)(i) and (b) that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

4.5           Financing.

Parent and Merger Subsidiary have as of the date hereof and will have immediately prior to the Effective Time and immediately prior to the consummation of the Merger sufficient funds from cash on hand and available under existing commercial financing arrangements and lines of credit to enable it to consummate the Merger on the terms contemplated by this Agreement and the Draka Note Agreement.

4.6           Information Supplied.

None of the information supplied or to be supplied by Parent for inclusion in the Proxy Statement at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 4.6 do not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to Parent by the Company specifically for use therein.

4.7           Ownership.

Neither Parent nor any of its Subsidiaries own any Shares.

4.8           Brokers.

No broker, finder or investment banker (other than ING Financial Markets LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Subsidiary.

ARTICLE V.
COVENANTS

5.1           Affirmative Covenants.

From and after the date hereof and until the Effective Time (the “Interim Period”) and except (a) as may be otherwise required by applicable Law, (b) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (c) as expressly contemplated or permitted by this Agreement or (d) as disclosed in Section 5.1 of the Company’s Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to (i) conduct its business in all material respects in the ordinary course consistent with past practices, (ii) use reasonable best efforts to maintain and preserve intact its business organization, insurance coverage and advantageous business relationships and to retain the services of its key officers and key employees in each case, in all material respects, (iii) pay all of its liabilities and Taxes in a timely manner within the applicable laws and regulations in each required jurisdiction, subject to good faith disputes over such liabilities or Taxes, (iv) pay or perform its other material obligations as paid or performed in the ordinary course of business consistent with past practices, (v) keep Parent fully informed of material developments in, and give Parent the opportunity to participate in and consult with respect to (but not conduct) the defense or settlement of, any litigation to which the Company is a party and (vi) take no action which would materially adversely affect or materially delay the ability of any of the parties hereto from performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.2.

5.2           Negative Covenants.

The Company covenants and agrees that during the Interim Period, except as expressly set forth in Section 5.2 of the Company’s Disclosure Letter, as expressly contemplated by this Agreement or as otherwise consented to in writing by Parent (which shall not be unreasonably withheld, delayed or conditioned), it will not do, and will not permit any of its Subsidiaries to do, any of the following:

(a)           (i) increase the compensation payable to or to become payable to or grant any bonuses to any former or present director, officer, employee or consultant, except for increases to employees that are not officers or directors as required by Law or contract, (ii) enter into or amend any employment, severance, termination or similar agreement or arrangement with any director, officer, employee or consultant, (iii) establish, adopt, enter into or amend or modify any Company Benefit Plan, (iv) grant any severance, retention or termination pay, (v) terminate the employment of any Company executive or other individuals listed in Section 5.2(a) of the Company’s Disclosure Letter, (vi) employ or promote any new executive officer of the Company or its Subsidiaries, (vii) amend or take any other actions to increase the amount of, or accelerate the payment or vesting of, any benefit or amount under any Company Benefit Plan, policy or arrangement (including the acceleration of vesting, waiving of performance criteria or the adjustment of awards or providing for compensation or benefits to any former or present director, officer, employee or consultant), (viii) execute or amend (other than as required by existing Company Benefit Plans or employment agreements or by applicable Law) in any material respect any consulting or indemnification agreement between the Company or any of its Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other material obligation to any labor organization or employee incurred or entered into by the Company or any of its Subsidiaries (other than as required by existing Company Benefit Plans or employment agreements or by applicable Law), or (ix) contribute, transfer or otherwise provide any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance, retention or other change in control agreement; except in the case of (i) through (viii), (A) pursuant to and in accordance with the terms of any plan, contract, agreement or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement, (B) in the case of severance or termination payments, pursuant to the severance policy or plans of the Company or its Subsidiaries existing at the date of this Agreement (copies of which have been furnished to Parent), and (C) as required by applicable Law;

(b)           declare, set aside or pay any dividend on, or make any other distribution in respect of outstanding Equity Securities of the Company or any of its Subsidiaries, except for dividends by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(c)           (i) directly or indirectly redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding Equity Securities of the Company or any of its Subsidiaries except for any repurchase, forfeiture or retirement of Shares or Company Stock Options occurring pursuant to the terms of any arrangement as in effect on the date of this Agreement, or of any Company Benefit Plan existing on the date hereof, or (ii) effect any reorganization or recapitalization or split, combine or reclassify any of the Equity Securities in the Company or any of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such Equity Securities;

(d)           (i) issue, deliver, grant or sell, or authorize or propose the issuance, delivery, grant or sale of any Equity Securities of the Company or any of its Subsidiaries, except for issuances of Shares (A) upon the exercise of Company Stock Options outstanding at the date of this Agreement in accordance with the terms thereof as in effect on the date of this Agreement or (B) upon the expiration of any restrictions with respect to Company RSUs outstanding at the date of this Agreement in accordance with the terms thereof as in effect on the date of this Agreement, (ii) amend or otherwise modify the terms of any outstanding Equity Securities the effect of which will be to make such terms more favorable to the holders thereof except as otherwise permitted by Section 5.2(a)(i), or (iii) except as expressly contemplated in Section 5.3 or otherwise in this Agreement, enter into or announce any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of any Equity Securities of the Company or any of its Subsidiaries;

(e)           (i) merge, consolidate or combine with any Person or dissolve or liquidate or adopt a plan of merger, consolidation or combination with any Person or dissolution or complete or partial liquidation, (ii) acquire by merging or consolidating with, purchasing substantial Equity Securities in, purchasing all or a substantial portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets of any other Person, (iii) enter into any material partnership, joint venture agreement or similar agreement, or (iv) make any loans, advances or capital contributions to, or investments in any Person except for loans, advances and capital contributions to any wholly-owned Subsidiary;

(f)            sell, transfer, lease, exchange or otherwise dispose of, or grant any Lien with respect to, any of the material properties or assets of the Company or any of its

Subsidiaries, except for (i) sales in the ordinary course of business consistent with past practice, (ii) pursuant to any agreements existing on the date of this Agreement and (iii) Permitted Liens.

(g)           adopt or propose any amendments to the Company’s Certificate of Incorporation or Bylaws or other organizational documents or any of the organizational documents of the Subsidiaries of the Company;

(h)           (i) change any of its methods or principles of accounting in effect at December 31, 2009, except to the extent required to comply with GAAP as advised by the Company’s independent accountants, (ii) make or rescind any material election relating to Taxes, (iii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iv) change any of its material methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of the U.S. federal income tax returns for the taxable year ended December 31, 2009, (v) submit any claim for refund of any Tax, (vi) request any Tax opinions or rulings, (vii) authorize any Tax indemnities, (viii) make any Tax election except elections which are required to be made in connection with Tax Returns filed for any Tax period prior to the Effective Time, (ix) file with or provide to a Governmental Authority any waiver extending the statutory period for assessment or reassessment of Tax or any other waiver of restrictions on assessment or collection of any Tax; (x) enter into or amend any agreement or settlement with any Governmental Authority respecting Taxes or (xi) amend or revoke any previously filed Tax Return except, in each case, as may be required by Law;

(i)            incur, create, assume, modify, guarantee or otherwise become liable for any obligation for borrowed money, purchase money indebtedness or any obligation of any other Person, whether or not evidenced by a note, bond, debenture, guarantee, indemnity or similar instrument, except for (i) borrowings and renewals, amendments, extensions or increases thereof under credit lines existing at the date of this Agreement, (ii) trade payables incurred in the ordinary course of business consistent with past practice, (iii) indebtedness with any wholly-owned Subsidiary, and (iv) other obligations not exceeding $20,000 in the aggregate outstanding at any one time;

(j)            except for existing authorizations for expenditures and capital expenditures approved in the capital budget approved by the Company’s Board of Directors, make or commit to make any capital expenditures in excess of $20,000 in the aggregate during any fiscal quarter;

(k)           enter into or amend any agreement between the Company or any of its Subsidiaries and any agent, sales representative or similar person;

(l)            transfer or license to any Person or entity or otherwise extend, amend or modify any rights to the Intellectual Property of the Company necessary to carry on the Company’s business in any material respects, other than in the ordinary course of business consistent with past practice;

(m)          pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) prior to the same being due in excess of $20,000 in the aggregate, other than pursuant to mandatory terms of any agreement, understanding or arrangement as in effect on the date hereof;

(n)           adopt or implement any stockholder rights plan;

(o)           commence, settle or compromise any pending or threatened litigation or other proceeding, other than for a breach of this Agreement;

(p)           take, cause to be taken or omit to take any action that is intended or could reasonably be expected to, individually or in the aggregate, result in any of the representations or warranties contained herein becoming untrue or inaccurate in any material respect or in any of the conditions set forth in Article VI  not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;

(q)           enter into any “non-compete” or similar agreement that would materially restrict the businesses of the Surviving Corporation following the Effective Time or that would in any way restrict the businesses of Parent or its Affiliates (excluding the Surviving Corporation) or take any action that may impose new or additional material regulatory requirements on any Affiliate of Parent (excluding the Surviving Corporation);

(r)            fail to use commercially reasonable efforts to maintain the Company’s current insurance policies;

(s)           fail to file on a timely basis all applications and other documents necessary to maintain, renew or extend any material Authorizations or any other approval required by any Governmental Authority for the continuing of operation of its business;

(t)            (i) enter into, renew, modify, amend or terminate any Material Contract to which the Company or any of its Subsidiaries is a party (including the Draka Note Agreement) or waive, delay the exercise of, release or assign any material rights or claims thereunder except in the ordinary course of business consistent with past practice, or (ii) enter into or amend in any material manner any contract, agreement or commitment with any former or present director, officer or employee of the Company or any of its Subsidiaries or with any Affiliate or associate (as defined under the Exchange Act) of any of the foregoing Persons except to the extent permitted under paragraph (a) above; or

(u)           agree in writing or otherwise to do any of the foregoing.

Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations and the operations of its Subsidiaries, and nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries.

5.3           No Solicitation.

(a)           From and after the date hereof, except as specifically permitted in this Section 5.3, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or its or their Representatives to, directly or indirectly: (i) solicit or initiate any inquiries with respect to the submission of any Acquisition Proposal; (ii) knowingly encourage or participate in discussions or negotiations regarding or furnish any non-public information relating to the Company or any of its Subsidiaries with respect to, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Person (other than Parent or its Affiliates) to make an inquiry in respect of or make any proposal or offer that constitutes, or may be reasonably be expected to lead to, any Acquisition Proposal; (iii) except for confidentiality agreements entered into pursuant to the proviso set forth in clause (d)(iv)(A) of this Section 5.3, enter into a letter of intent, memorandum of understanding or other agreement with any Person, other than Parent or its Affiliates, for, contemplating or otherwise relating to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) waive or permit the waiver of any Standstill Agreement (as defined below).

(b)           The Company shall, and shall cause each of its Subsidiaries and instruct its and their Representatives to, (i) cease and terminate any existing solicitations, discussions, negotiations or other activity with any Person (other than Parent or its Affiliates) being conducted with respect to any Acquisition Proposal on the date hereof, (ii) promptly request, and cause to be requested that, each Person (other than Parent or its Affiliates) that has received confidential information in connection with a possible Acquisition Proposal return to the Company or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries and (iii) enforce, and cause to be enforced, any confidentiality, standstill or other agreement to which the Company is a party (such agreement, a “Standstill Agreement”).

(c)           From and after the date hereof, the Company shall notify Parent as soon as practicable (but in any event within one (1) Business Day) after receipt of (i) any Acquisition Proposal or indication that any Person is considering making an Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries or (iii) any request for access to the properties, assets or the books and records of the Company or its Subsidiaries that the Company reasonably believes is reasonably likely to lead to an Acquisition Proposal.  The Company shall provide Parent promptly with the identity of such Person, a description of the material terms and conditions of such Acquisition Proposal, indication or request and, if applicable, a copy of such Acquisition Proposal.  The Company shall keep Parent informed on a prompt basis of the status and the material details of any such Acquisition Proposal, indication or request and will provide Parent as soon as practicable after receipt of delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with an Acquisition Proposal or sent or provided by the Company to any third party in connection with an Acquisition Proposal and will provide Parent with advance written notice of any scheduled meeting of the Company’s Board of Directors to discuss an Acquisition Proposal.

(d)           Notwithstanding the foregoing provisions of this Section 5.3, at any time prior to the receipt of the Required Company Vote, nothing in this Agreement shall prevent the Company or its Board of Directors from engaging in discussions or negotiations with, or furnishing or disclosing any information relating to the Company or any of its Subsidiaries or giving access to the properties, assets or the books and records of the Company or any of its Subsidiaries in response to an unsolicited, bona fide, third party proposal with respect to an

Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if (i) none of the Company, any of its Subsidiaries nor any Representatives of the Company and any of its Subsidiaries have breached any of the provisions set forth in this Section 5.3 in any respect, (ii) such Person is not a party to any Standstill Agreement with the Company or any of its Subsidiaries, (iii) the Board of Directors of the Company determines in good faith (after consultation with the Company’s outside legal and financial advisors) that such Acquisition Proposal would reasonably be expected to result in a Superior Proposal and (after consultation with the Company’s outside legal advisor) that such action is required in order to comply with the directors’ fiduciary obligations to the stockholders of the Company under applicable Laws, and (iv) the Company (A) enters into a confidentiality agreement at least as restrictive as the Confidentiality Agreement and provides a copy of such agreement to Parent and (B) concurrently discloses or makes available substantially the same information to Parent as it makes available to such Person.

(e)           The Board of Directors of the Company shall not (i) except as set forth in this Section 5.3, withdraw or modify or change in a manner adverse to Parent and Merger Subsidiary, its recommendation of the Merger or this Agreement or (ii) except as set forth in this Section 5.3, approve, recommend or cause the Company to enter into any written agreement with respect to any Acquisition Proposal.  Notwithstanding the foregoing, if, at any time prior to receipt of the Required Company Vote, the Board of Directors of the Company determines in good faith (after consultation with the Company’s outside legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal, the Board of Directors of the Company may withdraw or modify its recommendation of the Merger or this Agreement in response to the Superior Proposal and terminate this Agreement in accordance with Section 7.1(c)(ii), but only if (A) the Company’s Board of Directors determines in good faith (after consultation with the Company’s outside legal advisor) that such action is required in order to comply with the directors’ fiduciary obligations to the stockholders of the Company under applicable Laws, (B) the Board of Directors of the Company provides Parent with at least five (5) Business Days advance written notice of its intention to make a change in recommendation and specifying the material events giving rise thereto, and (C) during such five (5) Business Day period, the Company and its Representatives shall, if requested by Parent, negotiate in good faith with Parent and its Representatives to amend this Agreement so as to enable the Board of Directors of the Company to proceed with its recommendation of the Merger and this Agreement (after taking into account any modifications to the terms of this Agreement offered by Parent) and at the end of such five (5) Business Day period, the Board of Directors of the Company maintains its determination (after taking into account any modifications to the terms of this Agreement offered by Parent).

(f)            Notwithstanding the foregoing, (i) the Board of Directors of the Company shall be permitted to disclose to the stockholders of the Company a position with respect to an Acquisition Proposal required by Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, provided, however, that the Board of Directors of the Company shall first provide Parent the notice and opportunity to negotiate an amendment to this Agreement in the manner provided in Section 5.3(e)(B) and Section 5.3(e)(C) above and (ii) the Board of Directors of the Company may withdraw, modify or amend its recommendation of the Merger and this Agreement at any time if it determines in good faith (after taking into account the advice of its outside legal advisor) that such action is required in order to comply with the directors’ fiduciary obligations to the stockholders of the Company under applicable Laws, subject to the Board of Directors of the Company first providing Parent notice and opportunity to negotiate an amendment to this Agreement in the manner provided in Section 5.3(e)(B) and Section 5.3(e)(C) above.

5.4           Notices of Certain Events; Consultation.

(a)           The Company shall as promptly as reasonably practicable notify Parent of: (i) any notice or other communication of which the Company has Knowledge from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which the Company has Knowledge from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Effective Time of which it has Knowledge which makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

(b)           Each of Parent and Merger Subsidiary shall as promptly as reasonably practicable notify the Company of: (i) any notice or other communication of which the Parent has Knowledge from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which the Parent has Knowledge from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Parent, threatened against, the Parent or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Effective Time of which it becomes aware which makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

(c)           To the fullest extent reasonably practicable, the Company shall consult with Parent prior to making public any financial results for periods closing after the date of this Agreement and prior to filing any SEC Reports of the Company after the date of this Agreement.

5.5           Director and Officer Liability.

For a period of six (6) years from and after the Effective Time, Parent and, when applicable, the Surviving Corporation, shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to applicable Law, the Certificate of Incorporation and Bylaws of the Company and indemnification agreement in existence as of the date of this Agreement, if any, against all losses, claims, damages, fines, penalties and liability in respect of acts or omissions occurring at or prior to the Effective Time, including amounts paid in settlement or compromise with the approval of the Parent (which approval shall not be unreasonably withheld, delayed or conditioned).  Parent and Merger Subsidiary agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current and former officers and directors of the Company as provided in the Company’s Certificate of Incorporation or Bylaws or any agreement set forth in Section 5.5 of the Company’s Disclosure Letter, in each case in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms and without amendment thereof.  From the Effective Time through the sixth (6th) anniversary thereof, the Parent will cause the Surviving Corporation to, without any lapse in coverage, provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, that the Surviving Corporation shall not be obligated to expend a total premium during such period in excess of 200% of the per annum rate of the aggregate annual premium currently paid by the Company for such insurance on the date of this Agreement; provided that if the amount of the total premium for such insurance shall exceed such 200%, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further that in the event Parent shall prior to the sixth (6th) anniversary of the Effective Time, directly or indirectly, sell all or substantially all of the assets or capital stock of the Surviving Corporation, prior to such sale, Parent shall either assume such obligation or cause a Subsidiary of Parent having a net worth substantially equivalent to, or in excess of the net worth of, the Surviving Corporation immediately prior to such sale to assume such obligation.

5.6           Access and Information.

(a)           From the date hereof until the Effective Time, the Company will, and will cause its Subsidiaries to, (i) afford to Parent and its Representatives appropriate access, at reasonable times upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of Company and its Subsidiaries and to its and their books, records, contracts and documents and (ii) furnish promptly to Parent and its Representatives such information concerning its business, properties, contracts, records and personnel (including financial, operating and other data and information) as may be reasonably requested, from time to time, by or on behalf of Parent.

(b)           Information obtained by Parent pursuant to Section 5.6(a) shall be subject to the provisions of the Confidentiality Agreement.

5.7           Proxy Statement.

As soon as practicable after the date hereof (and in any event no later than fifteen (15) Business Days following the execution of this Agreement), the Company shall prepare the Proxy Statement, file it with the SEC under the Exchange Act, and use all reasonable best efforts to have the Proxy Statement cleared by the SEC.  Parent and Merger Subsidiary shall promptly furnish to the Company all information concerning Parent and Merger Subsidiary that may be required or reasonably requested in connection with any action contemplated by this Section 5.7.  Parent, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any Representative of the Company and the SEC.  The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel a reasonable opportunity to review and comment on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, and the Company shall consider additions, deletions or changes thereto reasonably proposed by Parent and its counsel.  Each of the Company, Parent and Merger Subsidiary agrees to use its reasonable best efforts, after consultation with the other parties hereto to respond promptly to all such comments of and requests by the SEC.  As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company.  The Proxy Statement shall include the recommendation by the Board of Directors of the Company that the Company’s stockholders vote to approve and adopt the Merger and this Agreement unless the Board of Directors of the Company has properly withdrawn or modified its recommendation in accordance with Section 5.3.

5.8           Meeting of the Company’s Stockholders.

Unless this Agreement has been terminated pursuant to Article VII, the Company shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene a meeting of the Company’s stockholders (the “Stockholders Meeting”) as promptly as practicable (with the specific date of the meeting to be established after consultation with Parent) after the SEC or its staff advises that it has no further comments to the Proxy Statement.  Unless the Board of Directors has withdrawn or modified its recommendation in accordance with the provisions of Section 5.3, the Board of Directors of the Company shall recommend that the Company’s stockholders vote to approve and adopt this Agreement and to approve the consummation of the Merger, and the Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the Merger and this Agreement and shall take all other action reasonably necessary and appropriate to secure the vote of stockholders required by the DGCL to effect the Merger.  The Company shall keep Parent updated with respect to proxy solicitation results as requested by Parent.  Once the Stockholders Meeting has been called and noticed, unless this Agreement has been terminated pursuant to Article VII, the Company shall not postpone or adjourn the Stockholders Meeting without the consent of Parent other than (i) in order to obtain a quorum of its stockholders or (ii) to comply with applicable Law.  Unless this Agreement has been terminated pursuant to Article VII, the obligations of the Company pursuant to this Section 5.8 shall not be effected by (i) the commencement, public proposal, public disclosure or communication to the Company of an Acquisition Proposal, or (ii) the withdrawal or modification by the Board of Directors of its approval or recommendation of the Merger or this Agreement.

5.9           Efforts.

(a)           Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or to cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance, or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the giving of notice, if required, under real property leases, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby and (v) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.  In furtherance of the foregoing, the Company may, but in no event shall the Company or any of its Subsidiaries be required to, pay prior to the Effective Time any fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the Merger up to a total of $10,000 without the prior consent of Parent.  No party hereto shall take any action that would reasonably be expected to prevent or materially delay or impede the receipt of any necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Authorities.

(b)           Each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and equityholders, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement.  Subject to applicable legal limitations and the instructions of any Governmental Authority, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the Merger and the other transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Authority with respect to such Merger or transactions contemplated hereby.  The Company and Parent shall provide counsel for the other party a reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority.  Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.

5.10         Public Announcements.

The Company and Parent agree that the initial press release issued by each party announcing the Merger and the execution and delivery of this Agreement shall be in a form that is mutually acceptable to the Company and Parent.  Thereafter, the Company and Parent will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby.  In addition, the Company shall not issue any such press release or make any such public statement relating to this Agreement or the transactions contemplated hereby (other than a press release or public statement relating to an Acquisition Proposal) without the prior written consent of Parent, except as may be required by applicable Law or any listing agreement with any national securities exchange, in which case the Company shall use its commercially reasonable efforts to allow Parent reasonable time to comment on such press release or public statement in advance of such issuance and shall act in good faith with respect to the incorporation of any reasonable amendments, deletions or changes that are suggested by Parent prior to releasing or making such press release or public statement; provided, that this sentence and the prior sentence shall not be applicable to any press release or public statement relating to (i) a Superior Proposal, (ii) any dispute between Parent and Company with respect to this Agreement, or (iii) any termination of this Agreement.  Each of Parent and the Company shall cause their respective Representatives to comply with this Section 5.10.

5.11         Stock Exchange De-listing.

Parent and the Company shall use their reasonable best efforts to cause the Shares to be de-listed from the Stock Exchange and de-registered under the Exchange Act promptly following the Effective Time.

5.12         Defense of Litigation.

The Company shall control, and the Company shall give Parent the opportunity to participate in the defense of any litigation brought by stockholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement; provided, however, that the Company shall not settle or offer to settle any claim, action, suit, charge, investigation or proceeding against the Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent.  Except as provided in Section 5.3, the Company shall not cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the transactions contemplated by this Agreement, and the Company shall cooperate with Parent and Merger Subsidiary in resisting any such effort to restrain, enjoin, prohibit or otherwise oppose such transactions.

5.13         State Takeover Statutes.

If any State takeover statute or similar Law is or becomes applicable to this Agreement, the Merger or the transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall (a) take all reasonable action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute or Law.

5.14         Employee Matters.

(a)           For all purposes under each employee benefit plan of Parent, any Parent Subsidiary or any of their Affiliates (the “Parent Plans”) in which Company Employees become eligible to participate upon or after the Effective Time, the Company Employees shall be given credit for all service with the Company or a Subsidiary of the Company, as applicable, to the same extent as if such services had been rendered to Parent or any of its Affiliates.  Notwithstanding the foregoing, such credit shall not be used to determine benefit accruals, except with respect to vacation benefits.

(b)           Subject to applicable Law, Parent shall, or shall cause the Surviving Corporation, to use all reasonable best efforts to:  (i) waive all limitations as to pre-existing conditions, exclusions, evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare plan in which the Company Employees may be eligible to participate after the Effective Time; and (ii) provide each Company Employee with credit under any welfare plan in which the Company Employee becomes eligible to participate after the Effective Time for any co-payments and deductibles paid by and out of pocket requirements satisfied by such Company Employee for the then current plan year under the corresponding welfare plan maintained by the Company or any Company Subsidiary prior to the Effective Time, in each of cases (i) and (ii) above, without duplication of benefits.

(c)           Parent shall, or shall cause the Surviving Corporation to, comply with the terms of the Company’s U.S. severance pay policy in effect as of the date of this Agreement, a copy of which has been provided or made available to Parent, with respect to any Company Employees eligible to participate in such policy as of the Effective Time.

(d)           Notwithstanding the foregoing, this Section 5.14 is not intended to and shall not (i) create any third party rights, (ii) amend any Company Benefit Plan, (iii) require Parent to continue any Company Benefit Plan or Parent Plan beyond the time when it otherwise lawfully could be terminated or modified, or (iv) except as provided in Section 5.14(c) or as required by contract or Law, provide any Company Employee with any rights to continued employment, severance pay or similar benefits following any termination of employment.

5.15         Rule 16b-3.

Parent, Merger Subsidiary and the Company shall each take all such reasonable steps as may be required to cause the transactions contemplated by Article II and any other dispositions of Equity Securities of the Company (including Company Stock Options and Company RSUs) by each individual who is a director or executive officer of the Company or at the Effective Time will become a director or executive officer of the Surviving Corporation to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.16         Director Resignation.

Unless otherwise directed by Parent, the Company shall use commercially reasonable efforts to obtain a written letter of resignation from each of the directors of the Company and from each of the directors of each Subsidiary of the Company that will be effective as of the election or appointment of such person’s successor.  The Company and Parent shall cooperate to ensure that Parent’s designees have become directors of the Company’s Subsidiaries effective as of the Effective Time.  Parent shall use its commercially reasonable efforts to make all filings that have not been made prior to the Effective Time as may be required by applicable Law in connection with the resignation of the directors of the Company and its Subsidiaries and shall provide notice to the resigned directors of the Company and its Subsidiaries when all filings required to effect such resignations have been completed

5.17         Draka Note Agreement Payoff.

From and after the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing) or at such other time as the parties hereto agree in writing, at the request of Parent, the Company shall, and shall cause its Subsidiaries to, cooperate with Parent, and to take or cause to be taken, all necessary, appropriate or desirable actions reasonably requested by Parent to pay off the outstanding loan to Draka pursuant to the terms and conditions of the Draka Note Agreement prior to the Closing, and in connection therewith to enter into a secured loan arrangement with Parent and/or its Affiliates, on terms and conditions acceptable to Parent and substantially similar to the existing loan arrangement between the Company and Draka, in order to fund the payment required under the Draka Note Agreement.

ARTICLE VI.
CONDITIONS TO THE MERGER

6.1           Conditions to the Obligations of Each Party.

The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a)           this Agreement and the Merger shall have been approved by the Required Company Vote; and

(b)           no provision of any applicable Law or Order of any Governmental Authority of competent jurisdiction which has the effect of making the Merger illegal or shall otherwise restrain or prohibit the consummation of the Merger shall be in effect (each party agreeing to use its reasonable best efforts, including appeals to higher Courts, to have any Order lifted).

6.2           Conditions to Obligations of Parent and Merger Subsidiary to Effect the Merger.

The obligations of Parent and Merger Subsidiary to effect the Merger are also subject to the satisfaction or, to the extent permitted by applicable Law, wavier by Parent and Merger Subsidiary on or prior to the Closing Date of the following conditions:

(a)           The representations and warranties of the Company set forth in Sections 3.1 and 3.2 shall be true and correct in all material respects immediately prior to the Effective Time, as if made at and as of such time.  The representations and warranties of the Company set forth in Section 3.3 shall be true and correct immediately prior to the Effective Time, as if made at and as of such time except for such inaccuracies that are de minimis in amount.  All other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or exceptions contained therein) immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be true and correct would not have, or would not reasonably be expected to result in, a Company Material Adverse Effect;

(b)           The Company shall, and shall have caused each of its Subsidiaries to, have complied with and performed in all material respects all covenants and obligations required to be performed and complied with by it under this Agreement at or prior to the Effective Time;

(c)           Parent shall have received a certificate signed on behalf of the Company’s Chief Executive Officer and Chief Financial Officer certifying as to the matters set forth in Sections 6.2(a) and (b);

(d)           The holders of not more than ten percent (10%) of the Shares shall have exercised their right to dissent and obtain payment for their Shares under the DGCL with respect to, or as a result of, the Merger;

(e)           Parent shall have received from the Company a duly executed certificate meeting the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3);

(f)            The Company’s costs and expenses related to the transactions contemplated by this Agreement including all fees and costs payable to the Company’s financial advisors, accountants, investment bankers and legal counsel will not exceed $1,400,000 and Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Financial Officer of the Company;

(g)           The Company has a Net Worth of at least $15,500,000;

(h)           The Draka Note Agreement shall be in full force and effect, the Company shall have complied with all terms and conditions set forth therein and all of the Payoff Conditions (as defined in the Draka Note Agreement) shall have been satisfied, other than those within the control of Parent; and

(i)            There shall not have occurred a Company Material Adverse Effect.

6.3           Conditions to Obligations of the Company to Effect the Merger.

The obligations of the Company to effect the Merger are also subject to the satisfaction or, to the extent permitted by applicable Law, wavier by the Company on or prior to the Effective Time of the following conditions:

(a)           The representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true and correct at and as of the Effective Time as if made at and as of such date (except to the extent that any such representation or warranty has by its terms been made as of a specific date in which case such representation or warranty shall have been true and correct at and as of such specific date); provided, however, that if the failure of any such representations and warranties to be true and correct at and as of the Effective Time, individually or in the aggregate, has not resulted or reasonably could not be expected to result in a Parent Material Adverse Effect, the foregoing conditions shall be deemed to have been fulfilled, and the Company shall have received a certificate to such effect signed on behalf of Parent and Merger Subsidiary by a duly authorized officer of Parent; and

(b)           Parent and Merger Subsidiary shall have complied with and performed in all material respects all covenants and obligations required to be performed and complied with by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate to such effect signed on behalf of Parent and Merger Subsidiary by a duly authorized officer of Parent.

6.4           Frustration of Closing Conditions.

Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 and 6.3, as the case may be, to be satisfied if such failure was caused in any material respect by such party’s breach of any provision of this Agreement or failure to use such efforts to consummate the Merger and the other transactions contemplated hereby as required by Section 5.9.

ARTICLE VII.
TERMINATION

7.1           Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)           by mutual written consent of the Company and Parent;

(b)           by either the Company or Parent, by written notice to the other party, if:

(i) the consummation of the Merger shall not have occurred on or before May 15, 2011 (the “End Date”); (provided, that the right to terminate this Agreement under this clause (b)(i) shall not be available to any party whose failure to fulfill any of its material obligations under this Agreement has been the primary cause of the failure to consummate the Merger by the End Date);

(ii) there shall be any applicable Law that makes consummation of the Merger illegal or otherwise prohibited or if any Order of a Governmental Authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such Order shall have become final and nonappealable (provided, that the right to terminate this Agreement under this clause (b)(ii) shall not be available to any party who has not used its reasonable best efforts to have such Order lifted and shall not be available to any party whose breach of any provision of this Agreement results in any applicable Law making the consummation of the Merger illegal or otherwise prohibited or the imposition of any Order of a Governmental Authority of competent jurisdiction that restrains or prohibits the consummation of the Merger); or

(iii) this Agreement and the Merger has been submitted to the stockholders of the Company for approval and adoption at the Stockholders Meeting and the Required Company Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof), provided, that the right to terminate this Agreement under this  clause (b)(iii) shall not be available to the Company where the failure to obtain the Required Company Vote is caused by any action or failure to act of the Company that constitutes a material breach of this Agreement;

(c)           by the Company, by written notice to Parent, if:

(i) prior to the Effective Time, Parent or Merger Subsidiary shall have (x) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement or (y) breached any of its representations or warranties in any material respect, in either case such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied as of the time of such breach or failure and which breach or failure is either incurable or, if curable, is not cured by Parent and/or Merger Subsidiary by the earlier of (A) twenty (20) days following receipt by Parent of written notice of such breach or failure and (B) the End Date; provided, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement; or

(ii) if, at any time prior to receipt of the Required Company Vote, (x) the Company has not violated Section 5.3 and has complied with Section 5.3(e), (y) the Company has received a Superior Proposal, and (z) the Board of Directors has approved the termination of this Agreement and promptly upon termination of this Agreement the Company enters into a definitive agreement providing for the implementation of the Superior Proposal, provided, that the termination described in this Section 7.1(c)(ii) shall not be effective unless and until the Company shall have paid to Parent the Termination Fee and Expenses required under Section 7.3(b).

(d)           by Parent, by written notice to the Company, if:

(i) prior to the Effective Time, the Company shall have (x) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement or (y) breached any of its representations or warranties in any material respect, in either case such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied as of the time of such breach or failure and which breach or failure is either incurable or, if curable, is not cured by the Company by the earlier of (A) twenty (20) days following receipt by the Company of written notice of such breach or (B) the End Date; provided, that at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement; or

(ii) the Board of Directors of the Company shall have (A) withdrawn, qualified, modified or changed or resolved to or publicly proposed to withdraw, qualify, modify or change in a manner adverse to Parent and Merger Subsidiary its recommendation of the Merger or this Agreement, (B) made any other public statement in connection with the Stockholders Meeting or the transactions contemplated by this Agreement inconsistent with its recommendation of the Merger or this Agreement, (C) approved, adopted or recommended any Acquisition Proposal, (D) failed to reaffirm or republish its recommendation of the Merger or this Agreement at Parent’s request within five (5) days of such request and in any event at least two (2) Business Days prior to the Stockholders Meeting; or (E) the Company shall have breached in any material respect its obligations under Section 5.3.

The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person Controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

7.2           Effect of Termination.

If this Agreement is terminated pursuant to Section 7.1, subject to the payment of fees to the extent required by Section 7.3 of this Agreement, this Agreement (but not the Confidentiality Agreement) shall become void and of no effect with no liability on the part of any party (or any equityholder or Representative of such party) to the other party hereto; provided, that, if such termination shall result from the willful (i) failure of a party to fulfill a condition to the performance of the obligations of the other parties, (ii) failure of a party to perform a material covenant hereof, or (iii) breach by a party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such willful failure or breach; provided, further, however, that notwithstanding the foregoing or anything else in this Agreement to the contrary, the provisions of the Confidentiality Agreement and Section 7.3 and Article VIII shall survive any termination hereof.

7.3           Termination Fees; Expenses.

(a)           Except as otherwise provided in this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)           In the event that:

(i) (A) a bona fide Acquisition Proposal shall have been made known to the Company, the Board of Directors of the Company, or shall have been made directly to the stockholders of the Company or any Person shall have publicly announced a bona fide intention (not subsequently withdrawn) to make an Acquisition Proposal and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i), Section 7.1(b)(iii) or Section 7.1(d)(i) and (C) the Company enters into a definitive agreement with respect to an Acquisition Proposal or consummates an Acquisition Proposal within twelve (12) months of the date this Agreement is terminated (provided that for purposes of this Section 7.3(b)(i), the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii);

then in any such event under clause (i), (ii) or (iii) of this Section 7.3(b), the Company shall pay in cash to Parent an amount equal to (A) $325,000 (the “Termination Fee”), plus (B) any reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent and/or Merger Subsidiary in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all documented reasonable fees and expenses of law firms, investment banking firms, accountants, experts and consultants to Parent and/or Merger Subsidiary (the “Expenses”), it being understood that in no event shall the Company be required to pay the Termination Fee or reimburse Parent’s Expenses on more than one occasion.

(c)           In the event that this Agreement is terminated by Parent pursuant to (i) Section 7.1(b)(iii) and thereafter the Company enters into a definitive agreement with respect to an Acquisition Proposal or consummates an Acquisition Proposal within twelve (12) months of the date this Agreement is terminated (provided that for purposes of this Section 7.3(c)(i), the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”) or (ii) Section 7.1(d)(i), then in any such event the Company shall pay Parent’s Expenses in cash to Parent, it being understood that in no event shall the Company be required to reimburse Parent’s Expenses on more than one occasion.

(d)           Payment of Termination Fee or Expenses.

(i) Any payment of Termination Fee and Expenses required to be made pursuant to clause (i) of Section 7.3(b) shall be made to Parent upon the earlier of

(A) the Company’s entry into a definitive agreement providing for an Acquisition Proposal or (B) the consummation of such Acquisition Proposal;

(ii) Any payment of Termination Fee and Expenses required to be made pursuant to clause (ii) or (iii) of Section 7.3(b) shall be made to Parent concurrently with, and as a condition to the effectiveness of, the termination of this Agreement; and

(iii) Any payment of Expenses required to be made pursuant to clause (i) of Section 7.3(c) shall be made to Parent upon the earlier of (A) the Company’s entry into a definitive agreement providing for an Acquisition Proposal or (B) the consummation of such Acquisition Proposal and any payment of Expenses required to be made pursuant to clause (ii) of Section 7.3(c) shall be made to Parent concurrently with, and as a condition to the effectiveness of, the termination of this Agreement;

and in each case such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(e)           Acknowledgement.  Each of the parties hereto acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement; (ii) the damages resulting from termination of this Agreement under circumstances where a Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 7.3(b) are not a penalty, but rather are a reasonable amount that will compensate Parent and Merger Subsidiary for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision; and (iii) without the agreements contained in this Section 7.3, the Parties would not have entered into this Agreement.  Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 7.3(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amount set forth in Section 7.3(b) or any portion thereof, the Company shall pay to Parent, costs and expenses (including attorneys’ fees) incurred by the prevailing Party and its Affiliates in connection with such suit, together with interest on the amount of such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

(f)            Liquidated Damages.  In the event that Parent shall be entitled to receive pursuant to this Agreement the Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Subsidiary, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Subsidiary, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination, provided, however, that nothing in this Section 7.3(f) shall preclude Parent, Merger Subsidiary, any of their respective Affiliates or any other Person from bringing or maintaining any other claim, action or proceeding against the Company or its Affiliates for any willful or intentional breach of any of the Company’s representations, warranties, covenants or other agreements contained in this Agreement as contemplated by Section 7.2.

ARTICLE VIII.
MISCELLANEOUS

8.1           Survival of Representations and Warranties and Agreements.

The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.  This Section 8.1 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

8.2           Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

(a)           if to Parent or Merger Subsidiary, to:

TKH Group N.V.

Spinnerstraat 15

PO Box 5

7480 AA Haaksbergen

The Netherlands

Attention: Chief Executive Officer

with a required copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Telephone: (212) 872-1000

Facsimile: (212) 872-1002

Attention: Zachary N. Wittenberg

De Brauw Blackstone Westbroek

Postbus 75084

Claude Debussylaan 80

1070 AB Amsterdam

The Netherlands

Telephone: +31 20 577 14 21

Facsimile: +31 20 577 17 75

Attention: Arne Grimme

(b)           if to the Company, to:

Optelecom-NKF, Inc.

12920 Cloverleaf Center Drive

Germantown MD 20874

Attention: Chief Executive Officer

with a required copy (which shall not constitute notice) to:

Venable LLP

8010 Towers Crescent Drive, Suite 300

Vienna, VA 22182

Telephone : (703) 760-1657

Facsimile: (703) 821-8949

Attention: Thomas France

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto.  Each such notice, request or other communication shall be effective when received at the address specified in this Section (or on the next Business Day if received after 5:00 p.m. local time on a Business Day or if received on a day that is not a Business Day).

8.3           Amendments; No Waivers.

(a)           Subject to applicable Law, any provision of this Agreement may be amended or waived before or after the Required Company Vote has been obtained if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, that any waiver or amendment shall be effective against a party only if the Board of Directors of such party approves such waiver or amendment and provided, further, that after the Required Company Vote has been obtained, no amendment shall be made which by Law or in accordance with the rules and regulations of the Stock Exchange requires further approval by such stockholders without such further stockholder approval.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

8.4           Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, and any such assignment shall be null and void, provided, that

Parent shall remain liable for all of its obligations hereunder in the event of a breach by their transferee.

8.5           Governing Law, Jurisdiction, Etc.

(a)           The formation, construction, and performance of this Agreement, including the rights and duties of the parties hereunder, shall be construed, interpreted, governed, applied and enforced in accordance with the laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regard to any provisions relating to conflicts of laws among different jurisdictions.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware).  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

8.6           Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

8.7           Entire Agreement.

This Agreement, the Company’s Disclosure Letter, the Confidentiality Agreement and the Voting Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.  Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 5.5, which are intended for the benefit of the Company’s former and present officers and directors.  Except as otherwise expressly provided in this Agreement, this Agreement may be enforced only against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, equityholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or any claim related to tort or contract theories of Law.

8.8           Headings.

The table of contents and headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.9           Severability.

If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

8.10         WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.11         Remedies Cumulative; Specific Performance.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.  The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in the Federal Court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

8.12         Limitations on Warranties.

(a)           Except for the representations and warranties contained in this Agreement, the Company’s Disclosure Letter and any agreements or certificates delivered pursuant to this Agreement, the Company makes no other express or implied representation or warranty to Parent or Merger Subsidiary.  Parent and Merger Subsidiary each acknowledge that, in entering into this Agreement, it has not relied on any representations or warranties of the Company other than the representations and warranties of the Company set forth in this Agreement, the Company’s Disclosure Letter or any agreements or certificates delivered pursuant to this Agreement.

(b)           Except for the representations and warranties contained in this Agreement and any agreements or certificates delivered pursuant to this Agreement, Parent and Merger Subsidiary make no other express or implied representation or warranty to the Company.  The Company acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Parent and Merger Subsidiary other than the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement or any agreements or certificates delivered pursuant to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TKH GROUP N.V.

By:	/s/ E.D.H. de Lange
Name: E.D.H. de Lange
Title: CFO

OHIO MERGER SUBSIDIARY, INC.

By:	/s/ E.D.H. de Lange
Name: E.D.H. de Lange
Title: President

OPTELECOM-NKF, INC.

By:	/s/ David B. Patterson
Name: David B. Patterson
Title: President & CEO

Signature Page to Merger Agreement